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                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                                 HK MERGER CORP.


                                       AND


                                 HAPPY KIDS INC.



                               September 17, 1999



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                                TABLE OF CONTENTS



ARTICLE 1         THE MERGER..................................................2
         Section 1.1       The Merger.........................................2
         Section 1.2       Closing and Effective Time.........................2
         Section 1.3       Effects of the Merger..............................2
         Section 1.4       Certificate of Incorporation and Bylaws
                              of the Surviving Corporation....................2
         Section 1.5       Directors..........................................2
         Section 1.6       Officers...........................................3

ARTICLE 2         EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY....3
         Section 2.1       Effect on Capital Stock............................3
                  (a)      Merger Consideration...............................3
                  (b)      Conversion of Shares...............................3
                  (c)      Cancellation of Treasury Stock.....................4
         Section 2.2       Options; Stock Plan................................4
         Section 2.3       Payment for Common Shares..........................4

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............6
         Section 3.1       Organization and Qualification;
                              Subsidiaries; Investments.......................6
         Section 3.2       Capitalization; Subsidiaries.......................7
         Section 3.3       Authority Relative to this Agreement...............7
         Section 3.4       SEC Reports and Financial Statements...............8
         Section 3.5       Compliance with Applicable Laws....................9
         Section 3.6       Litigation........................................10
         Section 3.7       Information.......................................10
         Section 3.8       Employee Benefit Plans............................10
         Section 3.9       Taxes.............................................11
         Section 3.10      Environmental Matters.............................13
         Section 3.11      Absence of Certain Changes........................15
         Section 3.12      Brokers...........................................17
         Section 3.13      Opinion of Investment Banker......................17
         Section 3.14      Material Contracts................................17
         Section 3.15      Board Recommendation..............................20
         Section 3.16      Required Company Vote.............................20
         Section 3.17      Intellectual Property.............................20
         Section 3.18      Related Party Transactions........................21
         Section 3.19      State Takeover Statutes...........................21
         Section 3.20      Labor Relations and Employment....................22
         Section 3.21      Year 2000.........................................23
         Section 3.22      Real Estate.......................................23

                  (a)      Owned Properties..................................23
                  (b)      Leased Properties.................................23
                  (c)      Real Property Disclosure..........................24
                  (d)      No Proceedings....................................24
                  (e)      Current Use.......................................24
                  (f)      Condition and Operation of Improvements...........24
                  (g)      Permits...........................................24
         Section 3.23      International Trade Laws and Regulations..........25

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF HK.......................26
         Section 4.1       Organization and Qualification....................26
         Section 4.2       Authority Relative to this Agreement..............26
         Section 4.3       No Violation......................................27
         Section 4.4       Information.......................................27
         Section 4.5       Financing.........................................27
         Section 4.6       Beneficial Ownership of Shares....................27
         Section 4.7       Brokers...........................................28
         Section 4.8       Formation of HK; No Prior Activities..............28
         Section 4.9       Litigation........................................28
         Section 4.10      Confidentiality...................................28

ARTICLE 5         COVENANTS..................................................28
         Section 5.1       Conduct of Business of the Company................28
         Section 5.2       Access to Information.............................30
         Section 5.3       Efforts...........................................31
         Section 5.4       Public Announcements..............................32
         Section 5.5       Employee Benefit Arrangements.....................32
         Section 5.6       Indemnification; Directors' and
                              Officers' Insurance............................33
         Section 5.7       Notification of Certain Matters...................34
         Section 5.8       State Takeover Laws...............................34
         Section 5.9       No Solicitation...................................34
         Section 5.10      Interim Liabilities...............................36
         Section 5.11      Reports...........................................36
         Section 5.12      Shareholders' Meeting.............................36
         Section 5.13      Letters of Accountants............................37
         Section 5.15      Delisting.........................................37

ARTICLE 6         CONDITIONS TO CONSUMMATION OF THE MERGER ..................37
         Section 6.1       Conditions........................................37
                  (a)      Shareholder Approval..............................37
                  (b)      Illegality........................................37
                  (c)      HSR Act...........................................37
         Section 6.2       Conditions to Obligations of HK...................37

                  (a)      Representations and Warranties....................38
                  (b)      Performance of Obligations of the Company.........38
                  (c)      Consents, etc.....................................38
                  (d)      No Injunction.....................................38
                  (e)      Financing.........................................38
                  (f)      No Material Adverse Effect........................38
                  (g)      Options...........................................39
                  (h)      Directors.........................................39
                  (i)      Opinion of the Company's Counsel..................39
         Section 6.3       Conditions to Obligation of the Company...........39
                  (a)      Representations and Warranties....................39
                  (b)      Performance of Obligations of HK..................39
                  (c)      Opinion of HK's Counsel...........................39
                  (e)      No Injunction.....................................39

ARTICLE 7         TERMINATION; AMENDMENTS; WAIVER............................40
         Section 7.1       Termination.......................................40
         Section 7.2       Effect of Termination.............................41
         Section 7.3       Fees and Expenses.................................41
         Section 7.4       Amendment.........................................42
         Section 7.5       Extension; Waiver.................................42

ARTICLE 8         MISCELLANEOUS..............................................42
         Section 8.1       Non-Survival of Representations and Warranties....42
         Section 8.2       Entire Agreement; Assignment......................42
         Section 8.3       Validity..........................................43
         Section 8.4       Notices...........................................43
         Section 8.5       Governing Law; Exclusive Jurisdiction.............44
         Section 8.6       Descriptive Headings..............................44
         Section 8.7       Counterparts......................................44
         Section 8.8       Parties in Interest...............................44
         Section 8.9       Certain Definitions...............................44
         Section 8.10      Specific Performance..............................46

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 17, 1999, by and between HK Merger Corp., a New York corporation ("HK"), and Happy Kids Inc., a New York corporation (the "Company").

     WHEREAS, the respective Boards of Directors of HK and the Company have approved the merger of HK with and into the Company, as set forth below (the "Merger"), in accordance with the New York Business Corporation Law (the "BCL") and upon the terms and subject to the conditions set forth in this Agreement, holders of shares of common stock, par value $.01 per share, of the Company (the "Common Shares") issued and outstanding immediately prior to the Effective Time (as defined below) will be entitled, subject to the terms hereof and other than as set forth herein, to receive cash pursuant to this Agreement or, in the case of certain specifically designated holders of Common Shares listed on Schedule I attached hereto (the "Affliates"), to receive shares of common stock of the Surviving Corporation (as defined below);

     WHEREAS, the Board of Directors of the Company (the "Company Board"), upon the recommendation of its special committee of disinterested Directors (the "Special Committee"), has, in light of and subject to the terms and conditions set forth herein: (i) determined that (A) the consideration to be paid for each Common Share held by shareholders other than the Affiliates (the "Non-Affiliated Shares") in the Merger (as hereinafter defined) is fair to such shareholders of the Company, and (B) the Merger is otherwise in the best interests of the Company and its shareholders, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend approval and adoption by the shareholders of the Company of this Agreement;

     WHEREAS, the Merger requires the vote of two-thirds of the votes cast by all of the issued and outstanding Common Shares entitled to vote for the approval thereof (the "Company Shareholder Approval");

     WHEREAS, in order to induce HK to enter into this agreement, certain shareholders of the Company have entered into a Support Agreement of even date herewith;

     WHEREAS, HK and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger; and

     WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, HK and the Company agree as follows:

                                    ARTICLE 1
                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the BCL, at the Effective Time HK shall be merged with and into the Company. Following the Merger, the separate corporate existence of HK shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     Section 1.2 Closing and Effective Time. The closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on the fifth business day after satisfaction or waiver of all of the conditions set forth in Article 4 of this Agreement (other than conditions that are to be satisfied at the Closing, which shall be satisfied or waived at the Closing) or such other date and time as HK and the Company may agree upon (the "Closing Date"), at the offices of Kirkland & Ellis, New York, New York. Immediately following the Closing, the parties hereto shall cause the Merger to become effective by filing a Certificate of Merger with the New York Department of State in accordance with the relevant provisions of the BCL, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to herein as the "Effective Time."

     Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the BCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and HK shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and HK shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.4 Certificate of Incorporation and Bylaws of the Surviving Corporation.

          (a) The Certificate of Incorporation, as amended, of the Company, as in effect immediately prior to the Effective Time and as further amended to provide for the number and types of shares of capital stock designated on the Rollover Schedule (as hereinafter defined), shall be the Certificate of
Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

          (b) The Bylaws of the Company in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended, subject to the provisions of Section 5.6 of this Agreement, in accordance with the provisions thereof and applicable law.

     Section 1.5 Directors. Subject to applicable law, the directors of HK immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     Section 1.6 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Section 1.6 of the Disclosure Schedule sets forth the names and titles of each officer of the Company and each of its Subsidiaries as of the date hereof.

                                    ARTICLE 2
            EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY

     Section 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares or any shares of capital stock of HK:

          (a) Merger Consideration. The Merger Consideration shall be equal to $12.00 per share, except for those Common Shares held by those holders of record listed in the Rollover Schedule (attached hereto) under the heading "Non-Rollover Shares," in which case the Merger Consideration shall be equal to $7.164 per share for such Common Shares (i.e. $49.25 million in the aggregate) (as applicable, the "Merger Consideration"). In addition, the parties acknowledge that the shares listed on the Rollover Schedule under the heading "Rollover Shares" (the "Rollover Shares") shall be retained by the holders of such shares.

          (b) Conversion of Shares.

               (i) Each issued and outstanding Common Share (except for those Common Shares held by those holders of record listed in the Rollover Schedule, but only up to the levels indicated in such Rollover Schedule under the heading "Rollover Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from HK the Merger Consideration, as applicable, without interest upon surrender of the certificate formerly representing such Common Shares in the manner provided in, and otherwise in accordance with, Section 2.3 hereof. All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in the manner provided in, and in accordance with,
Section 2.3 hereof.

               (ii) At the Effective Time, (i) each Rollover Share and (ii) each share of common stock, par value $.01 per share, of HK issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          (c) Cancellation of Treasury Stock. Each Common Share that is owned by the Company or by any wholly owned subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     Section 2.2 Options; Stock Plan. Immediately prior to the Effective Time, each holder of a then-outstanding employee stock option to purchase Common Shares (an "Option") granted under the Company's 1997 Stock Plan (the "Stock Plan") will be entitled to receive in settlement of such Option a cash payment (the "Option Consideration") from the Company equal to the product of (i) the total number of Common Shares previously subject to such Option, but only to the extent such Option is exercisable as of the Closing Date (except for non-employee holders of an Option, in which case this shall be the total number of Common Shares previously subject to such Option whether or not such Option is fully exercisable as of the Closing Date) and (ii) the excess of the Merger Consideration over the exercise price per Common Share subject to such Option, subject to any required withholding of taxes. The surrender of an Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option. Immediately prior to the Effective Time, the Company will cause each Option (or portion thereof) which is non-exercisable to be canceled. The amounts payable pursuant to this Section 2.2 shall be paid as soon as reasonably practicable following the Closing Date and shall be subject to and made net of all applicable withholding taxes.

     Section 2.3 Payment for Common Shares.

          (a) Prior to the Effective Time, HK and the Company shall designate the Company's registrar and transfer agent or such other bank or trust company as may be approved by HK and the Company Board, to act as exchange agent for the holders of Common Shares in connection with the Merger, pursuant to an agreement providing for the matters set forth in this Section 2.3 and such other matters as may be appropriate and the terms of which shall be reasonably satisfactory to the Company and HK (the "Exchange Agent"), to receive the funds to which holders of Common Shares shall become entitled pursuant to Section 2.1(b) hereof. At the Effective Time, HK shall deposit, or HK shall otherwise take all steps necessary to cause to be deposited, in trust with the Exchange Agent in an account for the benefit of holders of Common Shares (the "Exchange Fund") the aggregate Merger Consideration to which holders of Common Shares shall be entitled at the Effective Time pursuant to Section 2.1(b) hereof.

          (b) Promptly after the Effective Time, and in any event not later than three business days following the Effective Time, HK shall cause the Exchange Agent to mail to each record holder of certificates (the "Certificates") that immediately prior to the Effective Time represented Common Shares (other than Rollover Shares) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates or an Affidavit of Loss in Lieu of Lost Certificate (as defined below) to the Exchange Agent and instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

          (c) In effecting the payment of the Merger Consideration in respect of Common Shares (other than Rollover Shares) represented by Certificates entitled to payment of the Merger Consideration pursuant to Section 2.1(b) hereof, upon the surrender of each such Certificate, together with a letter of transmittal duly executed, the Exchange Agent shall promptly, and in any event not later than three business days following receipt of such Certificates and letter of transmittal, pay the holder of such Certificate the Merger Consideration multiplied by the number of Common Shares (other than Rollover Shares) represented by such Certificate, in consideration therefor. Upon such payment such Certificate shall forthwith be canceled.

          (d) Until surrendered in accordance with paragraph (c) above, each such Certificate (other than Certificates representing Common Shares held by HK or any of its affiliates, in the treasury of the Company or by any wholly owned subsidiary of the Company or Rollover Shares) shall represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Common Shares shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed (an "Affidavit of Loss in Lieu of Lost Certificate"), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof, provided that the Person to whom the Merger Consideration is paid may, as a condition precedent to the payment thereof, be required to give the Surviving Corporation a bond in such sum as it may direct or may otherwise be required to indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

          (f) No dividends or other distributions with respect to Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Common Shares represented thereby until the surrender of such Certificates or delivery of an Affidavit of Loss in Lieu of Lost Certificate in accordance with this Section 2.3.

          (g) Promptly following the date which is 180 days after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Common Share (other than the Rollover Shares) may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest or dividends thereon.

          (h) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares (other than the Rollover Shares) are presented to the Surviving Corporation or the Exchange Agent, they shall be surrendered and canceled in return for the payment of the aggregate Merger Consideration relating thereto, as provided in this Article 2.

          (i) None of HK, the Company or Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to HK as follows:

     Section 3.1 Organization and Qualification; Subsidiaries; Investments. The Company and each of its Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company," as used in this Agreement, means any effect, event, occurrence, change or state of facts that is, or when aggregated with other effects, events, occurrences, changes or states of facts, is, or is reasonably likely to be, materially adverse to (i) the assets, liabilities, business, property, operations or financial condition of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company and its Subsidiaries, taken as a whole, to perform their obligations under this Agreement. The Company has heretofore made available to HK a complete and correct copy of its Certificate of

Incorporation, as amended, and Bylaws. Except as set forth on Section 3.1 of the Disclosure Schedule, there is no corporation, limited liability company, partnership or other business organization or entity of which the Company owns either directly or through its Subsidiaries, (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests therein, or (iii) the capital or profit interests therein, in the case of a partnership; or (b) or otherwise has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body of such entity (the "Subsidiaries"). Except as set forth on Schedule 3.1 of the Disclosure Schedule, neither the Company nor any Subsidiary owns or holds the right to acquire any shares of stock or any other security or interest in any other person.

     Section 3.2 Capitalization; Subsidiaries. The authorized capital stock of the Company consists of 30,000,000 Common Shares and 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of the close of business on September 17, 1999, 10,375,693 Common Shares were issued and outstanding, all of which are entitled to vote on this Agreement except for those shares held in treasury. The Company has no shares of Preferred Stock issued and outstanding. As of September 17, 1999, except for 305,000 Common Shares reserved for issuance pursuant to outstanding Options and rights granted under the Stock Plan, there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries.
Section 3.2 of the Disclosure Schedule sets forth the name of each holder of an outstanding Option under the Stock Plan, and with respect to each Option held by any such holder, the grant date, vesting schedule, exercise price and number of Common Shares for which such Option is exercisable. All issued and outstanding Common Shares are, and all Common shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, validly issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been validly issued and are fully paid and non-assessable and, except as set forth on Section 3.2 of the Disclosure Schedule, are owned by either the Company or another of its Subsidiaries free and clear of all liens, charges, claims or encumbrances. There are no outstanding options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating any Subsidiary of the Company to issue, transfer or sell any shares of its capital stock.

     Section 3.3 Authority Relative to this Agreement.

          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, except for the approval of this Agreement by the shareholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board upon the recommendation of the Special Committee and no other corporate proceedings on the part of the Company or on the part of the shareholders of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than the approval of this Agreement by two-thirds of the issued and outstanding Common Shares of the Company. This Agreement has been duly and validly executed and delivered by the Company, and this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

          (b) Except as set forth in Section 3.3 of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, result in the imposition of any additional obligation under, or result in the creation of any Lien (as defined herein) upon any of the properties or assets of the Company or any of its Subsidiaries under or require the consent from, or the giving of notice to, a third party pursuant to (i) the organizational documents of the Company or any of its Subsidiaries, (ii) any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement or obligation, whether oral or written (a "Contract"), applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following paragraph, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, or those rights that if exercised, Liens that if imposed, consents that if not obtained or notices that if not given would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Lien" shall mean, with respect to any asset, any imperfection of title, lien, lease, pledge, encumbrance, mortgage, claim, option, voting trust, preemptive right, attachment, encroachment or other charge or security interest in or on such asset.

          (c) Other than in connection with, or in compliance with, the provisions of the BCL with respect to the transactions contemplated hereby, the Securities Exchange Act of 1934 (the "Exchange Act"), the securities laws of the various states and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no authorization, consent or approval of, or filing with, any Governmental Entity (as hereinafter defined) is necessary for the consummation by the Company of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, the term "Governmental Entity" means any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

     Section 3.4 SEC Reports and Financial Statements.

          (a) The Company has filed all forms, reports and documents ("SEC Reports") with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. Copies of all such SEC Reports have been made available to HK by the Company. None of such SEC Reports (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited consolidated financial statements of the Company included in the SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes) and fairly present the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of their operations and changes in cash flow for the periods then ended, subject, in the case of the unaudited financial statements, to year-end audit adjustments. Except as set forth in the SEC Reports and except as disclosed in Section 3.4(a) of the Disclosure Schedule, at the date of the most recent audited financial statements of the Company included in the SEC Reports, neither the Company nor any of its Subsidiaries had, and since such date neither the Company nor any of such Subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Company except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with the transactions contemplated by this Agreement.

          (b) All accounts receivable of the Company (the "Accounts Receivable") represent or will represent valid obligations arising from services actually performed in the ordinary course of business and are subject to no valid counterclaims or setoffs. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of reserves. Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 120 days after the day on which it first becomes due and payable. Except as disclosed in
Section 3.4(b) of the Disclosure Schedule, since December 31, 1998, there have been no material returns, allowances or charge-backs.

          (c) All inventory of the Company consists or will consist of raw materials and supplies, manufactured and purchased parts, goods, goods in process, and finished goods, which is in all material respects merchantable and fit for the purpose for which it was procured and manufactured, and no material amount of which is obsolete, damaged, or defective.

     Section 3.5 Compliance with Applicable Laws. Except as set forth on Section
3.5 of the Disclosure Schedule, (i) the Company and its Subsidiaries possess all permits, licenses, certifications and other governmental or regulatory authorizations and approvals necessary to enable the Company and its Subsidiaries to carry on their business as presently conducted or as proposed to be conducted, except for such failures to have such permits, licenses, certifications or regulatory authorizations or approvals that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and all such permits are valid, and in full force and effect and there exists no default thereunder and (ii) the operations of the Company and its Subsidiaries have been conducted in compliance with all laws, ordinances, regulations, judgments and decrees of any Governmental Entity applicable to the Company or such Subsidiary or by which it may be bound, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section  3.6  Litigation.  Except  as  set  forth  on  Section  3.6  of the
Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, at law or in equity, or before any Governmental Entity, against the Company or any of its Subsidiaries, individually or in the aggregate, which would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or could prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a Material Adverse Effect on the Company or could prevent or materially delay the consummation of the transactions contemplated hereby.

     Section 3.7 Information. None of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the Proxy Statement (as defined in Section 5.12 below) or (ii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders, at the time of the Special Meeting (as defined in Section 5.12 below) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the representations and warranties in this Section 3.7 do not apply to information supplied by HK to the Company for inclusion in the Proxy Statement or the Other Filings.

     Section 3.8 Employee Benefit Plans.

          (a) Section 3.8(a) of the Disclosure Schedule includes a true and complete list of all material employee benefit plans and programs providing benefits to any employee or former employee of the Company and its Subsidiaries sponsored or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate (as defined below) or to which the Company or any of its Subsidiaries contributes, is obligated to contribute or with respect to which there exists any liability ("Plans"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of
Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA"), and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

          (b) With respect to each Plan, the Company has made available to HK a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any;
(iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the United States Internal Revenue Service (the "IRS"), if any.

          (c) The Company and each of its Subsidiaries has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Internal Revenue Code of 1986, as amended, including the Treasury Regulations thereunder (the "Code") and all laws and regulations applicable to the Plans. With respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"), (i) such Plan is a Qualified Plan within the meaning of Section 401(a) of the Code, (ii) except to the extent that such Qualified Plans are within an applicable remedial amendment period, each such Plan has been amended on a timely basis to comply with applicable laws and has received a favorable determination letter on such Plan, as amended.

          (d) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company included in the SEC Reports to the extent required under generally accepted accounting principles.

          (e) Except as set forth on Section 3.8(e) of the Disclosure Schedule, no Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Without limiting the generality of the foregoing, no Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a
"Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA and which is subject to Title IV of ERISA (a "Multiple Employer Plan").

          (f) Except as set forth on Section 3.8(f) of the Disclosure Schedule, there does not now exist, nor do any circumstances exist that could result in, any material unfunded liability under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and Section 4980B of the Code, or
(v) other applicable laws or regulations that would be a liability of the Company or any of its Subsidiaries following the Effective Time. Without limiting the generality of the foregoing, none of the Company, its Subsidiaries nor any ERISA Affiliate of the Company or any of its Subsidiaries has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. An "ERISA Affiliate" means any entity, trade or business that is, or during the relevant period was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any of its Subsidiaries, or that is a member of the same "controlled group" as the Company or any of its Subsidiaries, pursuant to Section 4001(a)(14) of ERISA.

     Section 3.9 Taxes.

          (a) The Company and each of its Subsidiaries has timely filed all federal, state, local and foreign income Tax Returns (as hereinafter defined) required to be filed by it in all jurisdictions in which it is required to do so, and all other material Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and such Tax Returns are true and complete in all material respects, and the Company and each of its Subsidiaries has paid or caused to be paid all material Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such returns and has made adequate provision in the Company's financial statements including the SEC Reports for payment of all material Taxes that have not been paid, whether or not shown as due and payable on any Tax Return in respect of all taxable periods or portions thereof ending on or before the Closing Date. All Tax Returns for the Company in respect of all years not barred by the statute of limitations have heretofore been made available by the Company to HK and are listed in Section 3.9 of the Disclosure Schedule. There are no outstanding agreements, waivers or requests for waivers extending the statutory period of limitation applicable to any Tax Return of the Company or any of its Subsidiaries. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries. HK will not be required to deduct and withhold any amount pursuant to Code ss. 1445(a) upon consummation of the Merger. Except as set forth on
Section 3.9 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group (except for the group of which the Company is the common parent), or filed or been included in a combined, consolidated or unitary income Tax Return (other than one filed by the Company), (ii) is a party to or has any liability pursuant to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect or (iii) has any liability for the Taxes of any person (other than any of the Company or its Subsidiaries) under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Except as set forth in Section 3.9 of the Disclosure Schedule, (A) except to the Knowledge of the Company, no claim has ever been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such person is or may be subject to taxation by such jurisdiction; (B) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company or any of its Subsidiaries; (C) there is no action, suit, taxing authority proceeding or audit now in progress, pending, or, to the Company's Knowledge, threatened against or with respect to the Company or any of its Subsidiaries with respect to any income Taxes; and (D) none of the property owned or used by the Company or any of its Subsidiaries is subject to a lease, other than a "true" lease for federal income tax purposes. None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (w) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code ss. 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (x) "closing agreement" as described in Code ss. 7121 (or any corresponding or similar provision of state, local or foreign income Tax law);
(y) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code ss. 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); or (z) installment sale made prior to the Closing Date. None of the Company or its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code ss. 280G (or any corresponding provision of state, local or foreign income Tax law).

          (b) For purposes of this Agreement, the term "Affiliated Group" means an affiliated group as defined in Code ss.1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company or any of its Subsidiaries is or has been a member. For purposes of this Agreement, the term "Code" means the Internal Revenue Code of 1986, as amended. For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

     Section 3.10 Environmental Matters.

     Except as set forth on Section 3.10 of the Disclosure Schedule, to the Knowledge of the Company:

          (a) with  respect to the  Business,  the Company and its  Subsidiaries
have  complied  and  are  in  compliance  with  all   Environmental  and  Safety
Requirements;

          (b) without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements for the occupation of their facilities and the operation of the Business and all such permits, licenses and authorizations may be relied upon for the lawful operation of the Business and such facilities on and after the Closing without transfer, reissuance or other governmental action;

          (c) neither the Company nor any Subsidiary has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Business or its past or current facilities and arising under Environmental and Safety Requirements;

          (d) none of the following exists at any property or facility owned or operated by the Company or any Subsidiary in connection with the Business: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or
(iv) landfills, surface impoundments, or disposal areas;

          (e) with respect to the Business, neither the Company nor any Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental and Safety Requirements;

          (f) no facts, events or conditions relating to the past or present facilities, properties or operations of the Company, any Subsidiary, or any of their respective affiliates or predecessors the Business will prevent, hinder or limit continued compliance by the Business with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage;

          (g) neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements;

          (h) with respect to the Business, neither the Company nor any Subsidiary has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental and Safety Requirements; and

          (i) for purposes of this Agreement, "Environmental and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as such of the foregoing are enacted or in effect, prior to, on, or after the Closing Date.

     Section  3.11  Absence of Certain  Changes.  Except as set forth in Section
3.11 of the Disclosure Schedule, or except as disclosed in the SEC Reports, from March 31, 1999, through the date of this Agreement the Company and its Subsidiaries (a) have conducted its Business only in the ordinary course consistent with past practice and (b) have not:

          (i) incurred any indebtedness for borrowed money, except borrowings from banks (or other financial institutions) necessary to meet ordinary course working capital requirements and to finance ordinary course capital expenditures;

          (ii) mortgaged, pledged or subjected to any Lien, any asset or related group of assets having a net book value in excess of $50,000;

          (iii) sold, leased, assigned or transferred any tangible asset or related group of assets having a net book value in excess of $50,000 except for the sale of inventory and obsolete or used machinery and equipment in the ordinary course of business consistent with past practice;

          (iv) sold, purchased, leased, assigned or transferred any interest in real estate having a net book value in excess of $50,000;

          (v) sold, licensed, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets having a fair market value in excess of $50,000 individually or in the aggregate;

          (vi) waived or relinquished any right or claim or related group of rights or claims except any such item which the Company believes has a fair value of less than $50,000 individually or in the aggregate;

          (vii) (a) issued or sold any of its Common Shares or other equity securities or any warrants, options or other rights to acquire its Common Shares or other securities of the Company, or (b) purchased or redeemed or agreed to purchase or redeem any Common Shares or other equity securities;

          (viii) made or entered into a binding commitment for any capital expenditures or related group of capital expenditures in excess of $100,000;

          (ix) modified or amended in any material manner or terminated any Material Contract (as defined in Section 3.14 below);

          (x) granted any increase in the base compensation of, or made any other material change in the employment terms for, any of its directors, officers, and employees other than normal periodic increases or changes reflecting or based upon changed responsibilities or duties made in the ordinary course of business consistent with past practice or changes made pursuant to any collective bargaining agreements or existing contracts;

          (xi) adopted, modified, or terminated any bonus, profit-sharing, incentive, severance or other plan or contract for the benefit of any of its directors, officers, and employees, other than for changes which do not materially increase the aggregate cost of such plan or contract or which are required by law or a collective bargaining agreement;

          (xii) declared or paid any dividend or other distribution with respect to the Common Shares;

          (xiii) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

          (xiv) discharged or satisfied any Lien or paid any obligation or liability in excess of $100,000, other than obligations and liabilities paid in the ordinary course of business;

          (xv) suffered any extraordinary losses or waived any rights valued in excess of $100,000, whether or not in the ordinary course of business or consistent with past practice;

          (xvi) delayed or postponed the payment of any accounts or commissions payable or any other liability or obligations or agreed or negotiated with any party to extend the payment date of any accounts or commissions payable or accelerated the collection of any notes, accounts or commissions receivable, other than in the ordinary course of business;

          (xvii) suffered any damage, destruction or casualty loss exceeding in the aggregate $50,000 whether or not covered by insurance;

          (xviii) made any loans or advances to, investments in, or guarantees for the benefit of, any Person or taken steps to incorporate any Subsidiary;

          (xix) made any change in any method of accounting or accounting policies, other than those required by GAAP;

          (xx) entered into any other transaction, other than in the ordinary course of business, or entered into any material transactions, whether or not in the ordinary course of business;

          (xxi) entered into or agreed to enter into any new or amended contract with any labor unions representing employees of the Company;

          (xxii) made any payments for political contributions or made any bribes, kickback payments or other illegal payments of cash or other consideration, including, without limitation, payments to customers or employees of customers for purposes of doing business with such customers;

          (xxiii) committed or agreed, whether orally or in writing, to do any of the foregoing; and

          (xxiv) been notified that any of its licenses or private label programs have been terminated, canceled or repudiated.

     Section 3.12 Brokers. Except as set forth on Section 3.12 of the Disclosure Schedule and except for the engagement of the Investment Banker (as defined in Section 3.13 hereof), none of the Company, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

     Section 3.13 Opinion of Investment Banker. The Special Committee has received the opinion of CIBC World Markets Corp. (the "Investment Banker") to the effect that, as of the date hereof, the consideration to be received by the holders of Non-Affiliated Shares pursuant to the Merger is fair to such holders from a financial point of view.

     Section 3.14 Material Contracts.

          (a) Except as set forth on Section 3.14(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any:

               (i) collective bargaining agreement or contract with any labor union;

               (ii) bonus, pension, profit sharing, retirement, severance or other form of deferred compensation plan;

               (iii) stock purchase, stock option, stock appreciation or similar plan;

               (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis involving an annual compensation commitment by the Company or a Subsidiary in excess of $75,000;

               (v) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien (as defined herein)) on any material portion of the Company's assets;

               (vi) guaranty of any obligation for borrowed money;

               (vii) lease, sublease or agreement under which it is lessee of or sublesee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $50,000;

               (viii) contract or group of related contracts with the same party for the purchase of inventories, supplies or services, under which the undelivered balance of such inventories, supplies or services has a selling price in excess of $50,000 (other than purchase orders for inventory in the ordinary course of business);

               (ix) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $50,000;

               (x) agreement pertaining to Intellectual Property (as hereinafter defined) including license agreements or similar arrangements;

               (xi) contract which prohibits or materially limits the Company or any of its Subsidiaries in any material respect from freely engaging in business in the United States or anywhere else in the world;

               (xii) contract under which the Company has advanced, loaned or invested or agreed to advance loan or invest monies to or in any other Person;

               (xiii) lease, sublease or agreement under which the Company is lessor or sublessor of or permits any third party to hold or operate any property, real or personal, owned, leased or controlled by the Company involving annual consideration in excess of $50,000;

               (xiv) agreement or contract or group of related agreements or contracts with the same party or group of affiliated parties the performance of which involves consideration in excess of $75,000 annually;

               (xv) warranty agreement with respect to its services rendered or products sold or leased;

               (xvi)  agreement  under  which  it has  granted  any  Person  any
registration  rights  (including,   without  limitation,  demand  and  piggyback
registration rights);

               (xvii) management, sales representative, sales, distribution or franchise agreement;

               (xviii) outstanding power of attorney or other agency agreement;

               (xix) nondisclosure or confidentiality agreement;

               (xx) contract relating to the marketing, advertising or promotion of its services or products;

               (xxi) agreement with a term of more than six (6) months which is not terminable by the Company upon 30 days notice without penalty;

               (xxii) contract, agreement or other arrangement with any officer, director, stockholder, employee or Affiliate or any Affiliate of any officer, director, stockholder or employee, or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person or individual owns a beneficial interest;

               (xxiii)   contract   or   agreement   with  any   entity  or  the
stockholder(s) of any entity with which the Company has a management agreement, services and support agreement, or other similar agreement or arrangement;

               (xxiv) contract or agreement that is not on arm's-length terms;

               (xxv) contract or agreement that by its terms may be terminated upon the consummation of the Merger or the other transactions contemplated hereby; or

               (xxvi) any other agreement which is material to its operations and business prospects or involves a consideration in excess of $50,000 annually.

     All such contracts and agreements, "Material Contracts."

          (b) Except as set forth on Schedule 3.14(b) of the Disclosure Schedule, all of the Material Contracts are valid, legal, binding and enforceable in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles, and shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.14(b) of the Disclosure Schedule, the Company has performed all material obligations required to be performed by it under each Material Contract and is not in material default under or in material breach of nor in receipt of any claim of default or breach under any Material Contract; no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by the Company under any Material Contract; the Company has no present expectation or intention of not fully performing all such obligations; the Company has no Knowledge of any breach or anticipated breach by the other parties to any Material Contract; and the Company is not a party to any materially adverse or illegal contract or commitment.

          (c) To the Knowledge of the Company, except as specifically disclosed in Section 3.14(c) of the Disclosure Schedule, since December 31, 1998, none of the Company's customers, suppliers, licensors, outside service providers or sources of referral has indicated that it will stop or materially decrease the rate of business done with or referred to the Company.

          (d) Except as set forth on the Section 3.14(d) of the Disclosure Schedule, the Company is not obligated to (i) purchase any property or services at a price greater than the prevailing market price, (ii) sell any property or services at a price less than the prevailing market price, (iii) pay rentals or royalties at a rate greater than the prevailing market price or (iv) act as lessor or licensor at a rate less than the prevailing market price.

          (e) The Company has provided or made available to HK (i) true and complete copies of all written Material Contracts, or (ii) with respect to such Material Contracts that have not been reduced to writing, a written description thereof, each of which is listed on Section 3.16 of the Disclosure Schedule. For purposes of this Agreement, "Permitted Liens" shall mean (i) Liens for Taxes (other than those pursuant to Section 412 of the Code) or governmental assessments, charges or claims, the payment of which is not yet due, or for Taxes, the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens incurred in the ordinary course of business for sums not yet due or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business; and (iv) Liens which do not individually or in the aggregate materially interfere with or materially impair the conduct of the Business, or the value, marketability, use or ownership of the assets to which such Liens attach.

     Section 3.15 Board Recommendation. The Company Board, upon the recommendation of the Special Committee, at a meeting duly called and held, has
(a) determined that this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and the holders of Non-Affiliated Shares, and (b) subject to the other provisions hereof, resolved to recommend that the holders of the Common Shares approve this Agreement and the transactions contemplated hereby, including the Merger.

     Section 3.16 Required Company Vote. The Company Shareholder Approval, being the affirmative vote of two-thirds of the Common Shares, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby,

     Section 3.17 Intellectual Property.

          (a) Section 3.17 of the Disclosure Schedule contains a complete and accurate list of all (i) patented or registered Intellectual Property owned or used by the Company or any Subsidiary, (ii) pending patent applications and applications for registration of other Intellectual Property filed by or on behalf of the Company or any Subsidiary, (iii) material unregistered trade names, corporate names, Internet domain names or other material unregistered Intellectual Property owned or used by the Company or any Subsidiary, (iv) material unregistered trademarks, service marks, copyrights and mask works owned or used by the Company or any Subsidiary, (v) all computer software owned and/or used by the Company or any of its Subsidiaries (other than mass-marketed software with a license fee of less than $5,000) that is material to the Business, and (vi) all licenses, sublicenses, or similar agreements or arrangements pertaining to Intellectual Property to which the Company or any of its Subsidiaries is a party, either as licensee or licensor.

          (b) Except as set forth on Section  3.17 of the  Disclosure  Schedule,
(i) the Company or one of its Subsidiaries owns all right, title and interest to, or has a valid and enforceable license to use free and clear of all Liens or other encumbrances or restrictions, all Intellectual Property necessary for the operation of the Business; (ii) no claim by any other Person contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any of its Subsidiaries (the "Company Intellectual Property"), is currently pending or to the Knowledge of the
Company, is threatened, and to the Knowledge of the Company and its Subsidiaries, there are no grounds for the same; (iii) the Company Intellectual Property comprises all of the Intellectual Property necessary for the operation of the Business; (iv) neither the Company nor any of its Subsidiaries have received any notices of, nor has Knowledge of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third Person with respect to the Company Intellectual Property (including, without limitation, any demand or request that the Company or its Subsidiaries license any rights from a third Person); (v) to the Knowledge of the Company, neither the Company nor its Subsidiaries have infringed, misappropriated, or otherwise conflicted with any Intellectual Property or other rights of any third Persons; (vi) to the Knowledge of the Company, no loss or expiration of any of the Company Intellectual Property is threatened; (vii) the transactions contemplated by this Agreement will have no Material Adverse Effect on the right, title and interest in and to the Company Intellectual Property; and
(viii) the Company and its Subsidiaries have taken all reasonably necessary action to maintain and protect the Company Intellectual Property.

     Section 3.18  Related  Party  Transactions.  Except as set forth in Section
3.18 of the Disclosure Schedule hereto, to the Knowledge of the Company, no director, officer, partner, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (1) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (2) engaged in a business related to the Business, (3) participating in any transaction to which the Company or any of its Subsidiaries is a party or (iii) otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

     Section 3.19 State Takeover Statutes. The Company Board has taken such action so that no state takeover statute or similar statute or regulation of the State of New York applies to this Agreement, the Merger, or any of the other transactions contemplated hereby. Except as set forth in Section 3.19 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any rights plan, preferred stock or similar arrangement which have any of the aforementioned consequences in respect of the transactions contemplated hereby.

     Section 3.20 Labor Relations and Employment.

          (a) Except as set forth on Section 3.20(a) of the Disclosure Schedule,
(i) there is no labor strike, dispute, slowdown, stoppage or lockout pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and during the past three years there has not been any such action; (ii) to the Knowledge of the Company, no union claims to represent the employees of the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries; (iv) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and the Company does not have any Knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries, nor does any question concerning representation exist concerning such employees; (v) the Company and its Subsidiaries are, and have at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act; (vi) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (vii) there is no grievance arising out of any collective bargaining agreement or other grievance procedure; (viii) no charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (ix) neither the Company nor any of its Subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries and no such investigation is in progress; and (x) there are no complaints, lawsuits or other proceedings pending or to the Knowledge of the Company threatened in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

          (b) Since the enactment of the Worker Adjustment and Retraining Notification ("WARN") Act, there has not been (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth in Section 3.20(b) of the Disclosure Schedule, to the best Knowledge of the Company, none of the employees of the Company or any of its Subsidiaries has suffered an "employment loss" (as defined in the WARN Act) since three months prior to the date of this Agreement.

          (c) Except as set forth on Section 3.20(c) of the Disclosure Schedule, there are no employment, consulting, severance or indemnification arrangements or agreements or understandings between the Company, on the one hand, and any directors, officers or other employees of the Company.

     Section 3.21 Year 2000. To the Knowledge of the Company, none of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are used or relied on by the Company or by any of the Subsidiaries in the conduct of their respective businesses will malfunction, cease to function, generate incorrect data or produce incorrect results having a Material Adverse Effect when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) data-related data in connection with any valid date in the twentieth and twenty-first centuries.

     Section 3.22 Real Estate.

          (a) Owned Properties. Section 3.22 of the Disclosure Schedule sets forth a list of all owned real property (the "Owned Real Property") used by the Company in the operation of the Business. With respect to each such parcel of Owned Real Property: (i) such parcel is free and clear of all encumbrances
(except for Permitted Liens); (ii) except as disclosed in Section 3.22 of the Disclosure Schedule, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any person the right of use or occupancy of any portion of such parcel; and (iii) there are no outstanding actions or rights of first refusal to purchase such parcel.

          (b) Leased Properties. Section 3.22 of the Disclosure Schedule sets forth a list of all of the leases and subleases ("Leases") and each leased and subleased parcel of real property in which the Company has a leasehold or subleasehold interest or to which the Company is a party either as landlord or sublandlord (the "Leased Real Property"). Each of the Leases are in full force and effect, and the Company holds a valid and existing leasehold or subleasehold interest or

Landlord or Sublandlord interest as applicable, under each of the Leases described in Section 3.22 of the Disclosure Schedule. The Company has delivered to HK true, correct, complete and accurate copies of each of the Leases. With respect to each Lease set forth on Section 3.22 of the Disclosure Schedule: (i) the Lease is legal, valid, binding, enforceable and in full force and effect;
(ii) to the Knowledge of the Company the Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither the Company, nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default by the Company or permit termination, modification or acceleration under the Lease by any other party thereto; (iv) the Company has not, and, to the Knowledge of the Company, no third party has repudiated any provision of the Lease; (v) there are no disputes, oral agreements, or forbearance programs in effect as to the Lease; (vi) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to HK; (vii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease (except for Permitted Liens); and (viii) the Lease is fully assignable to HK without the necessity of any consent or the Company shall obtain all necessary consents prior to the Closing.

          (c) Real Property Disclosure. Except as disclosed on Section 3.22 of the Disclosure Schedule, there is no Real Property leased or owned by the Company that is used in the Business. The Owned Real Property and Leased Real Property are referred to collectively herein as the "Real Property."

          (d) No Proceedings. There are no proceedings in eminent domain or other similar proceedings pending or, to the Knowledge of the Company, threatened, affecting any portion of the Real Property (except for Permitted Liens). There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending or to the Knowledge of the Company, threatened, relating to the ownership, lease, use, occupancy or operation by any person of the Real Property (except for Permitted Liens).

          (e) Current Use. The current use of the Real Property does not violate in any material respect any instrument of record or agreement affecting such Real Property. There is no violation of any covenant, condition, restriction, easement, agreement or order of any governmental authority having jurisdiction over any of the Real Property that affects such real property or the use or occupancy thereof (except for Permitted Liens). No damage or destruction has occurred with respect to any of the Real Property that, individually or in the aggregate, has had or resulted in, or is reasonably likely to have or result in, a Material Adverse Effect on the Company.

          (f) Condition and Operation of Improvements. All buildings and other improvements included within the Real Property (the "Improvements") are in good condition and repair and adequate to operate such facilities as currently used, and, to the Company's Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any significant respect with the current use, occupancy or operation thereof which interference would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property.

          (g) Permits. All required or appropriate certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the "Real Property Permits") of all governmental authorities having jurisdiction over the Real Property, the absence of which could have a Material Adverse
Effect on the Company, have been issued to the Company to enable the Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are, as of the date hereof, in full force and effect. The Company has delivered complete and correct copies of the Real Property Permits to HK. The Company has not received or been informed by a third party of the receipt by it of any notice which could have a Material Adverse Effect on the Company from any governmental authority having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the best Knowledge of the Company, there is no basis for the issuance of any such notice or the taking of any such action.

     Section 3.23 International Trade Laws and Regulations. Except as disclosed on Section 3.23 of the Disclosure Schedule:

          (a) The Company and each of its Subsidiaries has, to the best of its Knowledge, complied and is in compliance with all International Trade Laws and Regulations applicable in connection with the conduct of their respective businesses (including as the same relates to recordkeeping requirements), except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (b) Neither the Company nor any of its Subsidiaries is or has been the subject of any civil or criminal investigation, litigation, audit, penalty, proceeding or assessment, liquidated damages proceeding or claim, forfeiture or forfeiture action, claim for additional customs duties or fees, denial orders, suspension of export privileges, governmental sanctions, or any other action, proceeding or claim by any foreign, federal, state or local governmental agency involving or otherwise relating to any alleged or actual violation of International Trade Laws and Regulations or relating to any alleged or actual underpayment of customs duties, fees, taxes or other amounts owed pursuant to any International Trade Laws and Regulations and, to the Knowledge of the Company and its Subsidiaries, there is no basis for any of the foregoing, except for possible proceedings, claims or actions which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (c) Neither the Company nor any of its Subsidiaries has, to its Knowledge, made or provided any false statement or omission to any agency of any federal, state or local government, purchaser of products or services, or foreign government or foreign agency, in connection with the exportation of merchandise (including with respect to export licenses, exceptions and other export authorizations and any filings required for or related to exportation of any item), the importation of merchandise (including the valuation or classification of imported merchandise, the duty treatment of imported merchandise, the eligibility of imported merchandise for favorable duty rates or other special treatment, country-of-origin marking, NAFTA Certificates or other statements or certificates concerning origin, quota or visa rights) or other approvals required by a foreign government or agency or any other requirement relating to any International Trade Laws and Regulations, except for possible statements or omissions which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (d) Neither the Company nor any of its Subsidiaries has made any payment, offer, gift, promise to give, or authorized or otherwise to its Knowledge participated in, assisted or facilitated any payment or gift that is prohibited by the United States Foreign Corrupt Practices Act.

          (e) Neither the Company nor any of its Subsidiaries has to its Knowledge engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government.

          (f) Set forth on Section 3.23 of the Disclosure Schedule is a list of each foreign jurisdiction to which the Company or any of its Subsidiaries
exports  any  products,   equipment,   services  or  technology,   each  foreign
jurisdiction from which the Company or any of its Subsidiaries imports any products, equipment, services or technology and each foreign jurisdiction to which the Company's or any of its Subsidiaries' products, equipment, services or technology (or products of such technology) are reexported. The Company and each of its Subsidiaries has complied and is in compliance with all International Trade Laws and Regulations applicable in connection with the conduct of their respective businesses (including as the same relates to recordkeeping requirements), except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (g) To the Knowledge of the Company and its Subsidiaries, each of its suppliers is in compliance with all applicable International Trade Laws and Regulations (including, but not limited to, any quota regulations administered by the United States Customs Service and any child labor-related International Trade Laws and Regulations), except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company's business relationships with its suppliers hold the Company harmless, and may be canceled by the Company without penalty or forfeiture, in the event that its suppliers violate any such applicable International Trade Laws and Regulations.


                                    ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF HK

                  HK represents and warrants to the Company as follows:

     Section 4.1 Organization and Qualification. HK is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a Material Adverse Effect on HK. The term "Material Adverse Effect on HK", as used in this Agreement, means (i) any effect, event, occurrence, change or state of facts that is, or when aggregated with other effects, events, occurrences, changes or states of facts is, or is reasonably likely to be materially adverse to the assets, liabilities, business, property, condition (financial or otherwise), or operations or prospects of HK or (ii) the ability of HK to perform its obligations under this Agreement. HK has no Subsidiaries. HK is controlled, directly or indirectly, by affiliates of H.I.G. Capital, LLC ("HIG").

     Section 4.2 Authority Relative to this Agreement.

          (a) HK has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of HK and no other corporate proceedings on the part of HK are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by HK and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of HK, enforceable against HK in accordance with its terms.

          (b) Other than in connection with, or in compliance with, the provisions of the BCL with respect to the transactions contemplated hereby, the Exchange Act, the securities laws of the various states and the HSR Act, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by HK of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, in the aggregate, have a Material Adverse Effect on HK.

     Section 4.3 No Violation. Neither the execution or delivery of this Agreement by HK nor the consummation by HK of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the Certificate of Incorporation, as amended, or Bylaws of HK, (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of HK under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which HK is a party or by which it or any of its properties or assets are bound or
(iii) any judgment, order, decree, statute, law, ordinances, rule or regulation applicable to HK or its properties or assets other than, with respect to clauses
(ii) and (iii), breaches, violations, defaults, terminations, accelerations or creation of Liens which, in the aggregate would not have a Material Adverse Effect on HK.

     Section 4.4 Information. None of the information supplied by HK in writing (other than projections of future financial performance) specifically for inclusion or incorporation by reference in (i) the Proxy Statement or (ii) the Other Filings will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by HK with respect to statements made in any of the foregoing documents based upon information supplied by the Company.

     Section 4.5 Financing. True and complete copies of commitment letters from Bankers Trust Company and its affiliates and from Bankers Trust Corporation and its affiliates, which provide for financing in amounts sufficient to consummate the transactions contemplated hereby as contemplated by Section 6.2(e), are attached hereto as Exhibit A.

     Section 4.6 Beneficial Ownership of Shares. As of the date hereof, HK does not "beneficially own" (as defined in Rule 13d-3 under the Exchange Act) more than 1% of the outstanding shares of Common Shares or any securities convertible into, or exchangeable for, Common Shares. HK will not buy additional Common Shares between the date of this Agreement and the Closing.

     Section 4.7 Brokers. Except as set forth on Schedule 4.7 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HK, that is or will be payable by the Company or any of its Subsidiaries. No fee is due to any such person if the transactions contemplated hereby are not consummated.

     Section 4.8 Formation of HK; No Prior Activities. HK was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for (a) obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, and (b) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, HK has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities, owned any assets or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

     Section 4.9 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of HK, threatened, at law or in equity, or before any Governmental Entity, against HK, which could prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     Section 4.10 Confidentiality. Neither HK nor any affiliate or associate of HK has breached in any material respect the Confidentiality Agreement (as defined in Section 5.2).

                                    ARTICLE 5
                                    COVENANTS

     Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement or as expressly agreed to in writing by HK, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and use its and their respective commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in this Agreement, (y) required by law, or (z) set forth on Section 5.1 of the Disclosure Schedule, prior to the Effective Time, the Company will not, and will cause its Subsidiaries not to, without the consent of HK (which consent shall not be unreasonably withheld):

          (a) except with respect to annual bonuses made in the ordinary course of business consistent with past practice, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its Subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its Subsidiaries (in each case, except with respect to employees and directors in the ordinary course of business consistent with past practice);

          (b) incur any indebtedness for borrowed money, other than indebtedness under existing lines of credit drawn to fund working capital (defined as accounts receivable plus inventory minus accounts payable) up to $3 million;

          (c) expend funds for capital expenditures in excess of $50,000;

          (d) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except in the ordinary course of business consistent with past practice;

          (e) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except for dividends paid by Subsidiaries to the Company with respect to capital stock), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (f) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell, grant or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge, dispose of or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants, calls, commitments or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than issuances upon exercise of Options or pursuant to the Stock Plan);

          (g) amend its Certificate of Incorporation, as amended, Bylaws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company;

          (h) make or agree to make any acquisition of assets which is material to the Company and its Subsidiaries, taken as a whole, except for (x) purchases of inventory in the ordinary course of business or (y) pursuant to purchase orders entered into in the ordinary course of business which do not call for payments in excess of $100,000 per annum;

          (i) settle or compromise any shareholder derivative suits arising out of the transactions contemplated hereby or any other litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid;

          (j) take any action which is not set forth on Section 3.11 of the Disclosure Schedule, if taken after March 31, 1999, but prior to the date hereof, that would have caused the representations and warranties contained in
Section 3.11 hereof to be untrue; or

          (k) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Subsidiary, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company, any Subsidiary, HK or any Affiliate of HK.

     Section 5.2 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause its Subsidiaries, and each of their respective officers, directors, employees, agents or other representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or its Subsidiaries) (the "Company Representatives") to, give HK and their respective officers, employees, agents or other representatives (including, without limitation, any investment banker, attorney or accountant retained by HK) (the "HK Representatives") and representatives of financing sources identified by HK reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries and will cause the Company Representatives and the Company's Subsidiaries to furnish HK and the HK Representatives and representatives of financing sources identified by HK with such financial and operating data and such other information with respect to the Business as HK and representatives of financing sources identified by HK may from time to time reasonably request. HK agrees that any information furnished by the Company pursuant to this Section 5.2 (or otherwise in compliance with this Agreement) will be subject to the provisions of the letter agreement dated March 3, 1999, between H.I.G. Capital, L.L.C. and BDO Seidman, LLP (the "Confidentiality Agreement").

     Section 5.3 Efforts.

          (a) Each of the Company and HK shall, and the Company shall cause each of its Subsidiaries to, use commercially reasonable efforts to take all actions and do all things necessary to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 5). In furtherance and not in limitation of the foregoing, each of the Company and HK shall, and the Company shall cause each of its Subsidiaries to, make all necessary filings with Governmental Entities as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by this Agreement. In addition, each of HK and the Company will use its commercially reasonable efforts (including, without limitation, payment of any required fees) and will cooperate fully with each other to (i) comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement, including the making of all filings necessary or proper under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, the Proxy Statement or other foreign filings and any amendments to any thereof and
(ii) obtain promptly all consents, waivers, approvals, authorizations or permits of, or registrations or filings with or notifications to (any of the foregoing being a "Consent"), any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement (except for such Consents the failure of which to obtain would not prevent or materially delay the consummation of the Merger). Subject to the Confidentiality

Agreement, HK and the Company shall furnish to one and other such necessary information and reasonable assistance as HK or the Company may reasonably request in connection with the foregoing.

          (b) Without limiting Section 5.3(a) hereof, HK and the Company shall each (i) promptly make or cause to be made the filings required of such party under the HSR Act with respect to the Merger; (ii) use its best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the Merger, including without limitation defending through litigation on the merits any claim asserted in any court by any third party; and (iii) take any and all steps which, in such party's judgment, are commercially reasonable to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Entity with respect to the Merger so as to enable consummation thereof to occur as soon as reasonably possible. Each party hereto shall promptly notify the other parties of any communication to that party from any Governmental Entity with respect to the transactions contemplated by this Agreement and permit the other parties to review in advance any proposed communication to any Governmental Entity. HK and the Company shall not (and shall cause their respective affiliates and representatives not to) agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Subject to the Confidentiality Agreement, each of the parties hereto will coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or in connection with other Consents. Each of the Company and HK agrees to respond promptly to and comply fully with any request for additional information or documents under the HSR Act. Subject to the Confidentiality Agreement, the Company will provide HK, and HK will provide the Company, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

          (c) The Company and HK each agree to provide, and to cause their respective officers, employees and advisors to provide, and the Company agrees to cause its Subsidiaries and their respective officers, employees and advisors to provide, all commercially reasonable cooperation in connection with the arrangement of any financing in respect of the transactions contemplated by this Agreement, including, without limitation, (i) participation in meetings, due diligence sessions and road shows, (ii) assisting the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and
(iii) the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents as may be reasonably requested.

     Section 5.4 Public Announcements. The Company, on the one hand, and HK, on the other hand, agree to consult promptly with each other prior to issuing any press release or announcement or otherwise making any public statement with respect to the Merger and the other transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange or the Nasdaq Stock Market, Inc.

     Section 5.5 Employee Benefit Arrangements.

          (a) HK agrees that the Company will honor, and, from and after the Effective Time, the Surviving Corporation will honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance and bonus agreements and arrangements to which the Company is a party which are set forth on Section 5.5 of the Disclosure Schedule.

          (b) The Company agrees that for a period of one year following the Effective Time, the Surviving Corporation shall continue the (i) compensation (including bonus and incentive awards) programs and plans and (ii) employee benefit and welfare plans, programs, contracts, agreements and policies (including insurance and pension plans), fringe benefits and vacation policies which are currently provided by the Company; provided that notwithstanding anything in this Agreement to the contrary the Surviving Corporation shall not be required to maintain any individual plan or program so long as the benefit plan and agreements maintained by the Surviving Corporation are, in the aggregate, not less favorable than those provided by the Company immediately prior to the date of this Agreement; and, provided, further, that nothing in this sentence shall be deemed to limit or otherwise affect the right of the Surviving Corporation to terminate employment or change the place of work, responsibilities, status or designation of any employee or group of employees as the Surviving Corporation may determine in the exercise of its business judgment and in compliance with applicable laws.

     Section 5.6 Indemnification; Directors' and Officers' Insurance.

          (a) The Company and, from and after the Effective Time, the Surviving Corporation, shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries (the "Indemnified Parties") against all judgments, fines, losses, claims, damages, costs or expenses (including reasonable attorneys' fees) or liabilities arising out of or related to matters, actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time whether asserted or claimed prior to or after the Effective Time (i) to the full extent permitted by New York law or, if the protections afforded thereby to an Indemnified Person are greater, (ii) to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Certificate of Incorporation, as amended, and Bylaws and agreements in effect at the date hereof (to the extent consistent with applicable law), which provisions shall survive the Merger and continue in full force and effect after the Effective Time. Without limiting the foregoing, (i) HK shall, and shall cause the

Surviving Corporation to, periodically advance expenses (including attorney's fees) as incurred by an Indemnified Person with respect to the foregoing to the full extent permitted under applicable law, and (ii) any determination required to be made with respect to whether an Indemnified Party shall be entitled to indemnification shall, if requested by such Indemnified Party, be made by independent legal counsel selected by the Surviving Corporation and reasonably satisfactory to such Indemnified Party.

          (b) HK agrees that the Company, and, from and after the Effective Time, the Surviving Corporation, shall cause to be maintained in effect for not less than six years from the Effective Time the policies of the directors' and officers' liability insurance maintained by the Company and in effect as of September 1, 1999; provided that the Surviving Corporation may substitute therefor other policies of at least the same coverage amounts and which contain terms and conditions not less advantageous to the beneficiaries of the current policies and, provided further, that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring on or prior to the Effective Time; and provided further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.6(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

          (c) This Section 5.6 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of HK and the Surviving Corporation, and shall be enforceable by the Indemnified Parties.

     Section 5.7 Notification of Certain Matters. HK and the Company shall promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied and (ii) any failure of the Company, or HK, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of the Company and HK shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     Section 5.8 State Takeover Laws. The Company shall, upon the request of HK, take all reasonable steps to assist in any challenge by HK to the validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover law.

     Section 5.9 No Solicitation.

          (a) The parties acknowledge and agree that prior to October 15, 1999, the Company and its affiliates and the Company Representatives shall be permitted to take the actions proscribed in clauses (b)(i) through (v) below.

          (b) From and after October 15, 1999 until the termination of this Agreement, the Company and its affiliates shall not, and shall instruct the Company Representatives not to:

                    (i) directly or indirectly solicit, initiate, or encourage (including by way of furnishing nonpublic information or assistance), or take any other action to facilitate, any inquiries or proposals from any person that constitute, or may reasonably be expected to lead to, an acquisition, purchase, merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving any material portion of the assets or any securities of, any merger, consolidation or business combination with, or any public announcement of a proposal, plan, or intention to do any of the foregoing by, the Company or any of its Subsidiaries (such transactions being referred to herein as "Acquisition Proposals");

                    (ii) enter into, maintain, or continue discussions or negotiations with any person in furtherance of such inquiries or to obtain an Acquisition Proposal;

                    (iii) agree to or endorse any Acquisition Proposal;

                    (iv) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, or

                    (v) authorize or permit the Company Representatives to take any such action;



               provided, however, that prior to the approval of the Merger by the shareholders of the Company nothing in this Agreement shall prohibit the Company Board or the Special Committee from (A) furnishing information to, and engaging in discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide proposal to acquire the Company and/or its Subsidiaries pursuant to a merger, consolidation, share exchange, tender offer, recapitalization, business combination or other similar transaction, or any transaction involving the sale of a material portion of the assets of the Company, but only to the extent that the Company Board or the Special Committee determines in good faith, after consulting with independent legal counsel (which may be the Company's regularly engaged outside legal counsel), that it has a fiduciary obligation to furnish such information or engage in such discussions or negotiations with such person or entity (any such proposal meeting such criteria, a "Superior Proposal"), provided, that prior to taking such action, the Company notifies HK of its intentions and obtains an executed confidentiality agreement from the appropriate parties substantially similar to the Confidentiality Agreement, (B) failing to make or withdrawing or modifying its recommendation referred to in Section 5.12 hereof if the Company Board or the Special Committee, after consultation with independent legal counsel (who may be the Company's regularly engaged outside legal counsel), determines in good faith that it has a fiduciary obligation to do so, provided that HK is given two days' prior written notice of its intentions to do so, and (C) disclosing to the Company's shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer, or taking any other legally required action, or any action required by the rules or regulations of any self-regulating securities exchange, market or other body (including, without limitation, the making of public disclosure as may be necessary or advisable under applicable securities laws); and, provided further, that notwithstanding anything to the contrary in this Agreement, the Company Board's or the Special Committee's exercise of its rights under clause (A), (B) or (C) above shall not constitute a breach by the Company of this Agreement.

          (c) The Company will promptly notify HK of the receipt of any Formal Acquisition Proposal, the terms and conditions of such proposal and the identity of the person making it. The Company also will promptly notify HK of any change to or modification of such Formal Acquisition Proposal and the terms and conditions thereof.

          (d) To the extent that, as of October 15, 1999, the Company, any of its affiliates or any Company Representative is engaged in discussions or negotiations with any person or entity (other than HK) with respect to any proposal that does not at such time constitute a Superior Proposal as defined in
(b) above, the Company shall, and shall cause its affiliates and the Company Representatives to, cease any and all activities, discussions or negotiations as of such date. Nothing in this Section 5.9(d) is intended to prevent, deter, or prohibit the Company Board or the Special Committee from taking any action permitted by Section 5.9(b) above and the taking of any such action shall not constitute a breach of this provision.

     Section 5.10 Interim Liabilities. The Surviving Corporation will pay, consistent with past practice, all liabilities, including all accounts payable and other expenses, which arise in the ordinary course of business prior to the Closing Date.

     Section 5.11 Reports. The Company shall provide HK with monthly financial statements, broken out by business segment (including management reports which are prepared in the ordinary course of business and related thereto), no later than the fifth business day following the end of each calendar month following the date of this Agreement until the Effective Date.

     Section 5.12 Shareholders' Meeting.

          (a)  The  Company,   acting  through  the  Company  Board,  shall,  in
accordance with applicable law:

                    (i) subject to the fiduciary duties of the Company Board, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement;

                    (ii) prepare and file with the SEC a preliminary proxy statement relating to this Agreement, and use its reasonable efforts
          (A) to obtain and furnish the information required to be included by the SEC in a definitive proxy statement (the "Proxy Statement") and, after consultation with HK, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause the Proxy Statement to be mailed to its shareholders and (B) subject to the fiduciary duties of the Company Board, to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

                    (iii) subject to the fiduciary duties of the Company Board, include in the Proxy Statement the recommendation of the Company Board that shareholders of the Company vote in favor of the approval of this Agreement.

          (b) The Company covenants that the Proxy Statement will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by HK in writing for inclusion in the Proxy Statement. Each of the Company, on the one hand, and HK, on the other hand, agree promptly to correct any information provided by either of them for use in the Proxy Statement if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities laws.

     Section 5.13 Letters of Accountants. The Company shall use its commercially reasonable efforts to cause to be delivered to HK from the Company's independent accountants a letter dated within two business days prior to the Effective Time stating that the Merger may be recorded for financial accounting purposes as a recapitalization if the Merger is consummated in accordance with this Agreement.

     Section 5.14 Conveyance Taxes. HK and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value-added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

     Section 5.15 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Shares from NASDAQ and to terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.


                                    ARTICLE 6
                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 6.1 Conditions. The respective obligations of HK and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

          (a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

          (b) Illegality. There shall not have been any United States federal or state statute, rule or regulation enacted or promulgated after the date of this Agreement that would result in the imposition of material limitations on the ability of HK effectively to acquire or hold the business of the Company and its Subsidiaries taken as a whole.

          (c) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

     Section 6.2 Conditions to Obligations of HK. The obligations of HK to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date in all respects (except where the failure to be true and correct does not have a Material Adverse Effect on the Company), other than representations and warranties of the Company that relate to a specific date which shall be true and correct in all respects as of such date. HK shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

          (b) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Agreement prior to the Closing in all material respects.

          (c) Consents, etc. HK shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties set forth in Section 3.3 of the Disclosure Schedule and identified with an asterisk shall have been obtained.

          (d) No Injunction. No court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued any order, decree or ruling or taken any other action restraining, enjoining or otherwise
(i) prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) prohibiting or limiting the ownership or operation by the Company or any of its Subsidiaries of any material portion of the business or assets of the Company or any of its Subsidiaries, or to dispose of or hold separate any material portion of the business or assets of the Company or any of its Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) imposing limitations on the ability of HK (or any shareholder of HK), to acquire or hold, or exercise full rights of ownership of, any Common Shares, including, without limitation, the right to vote Common Shares on all matters properly presented to the shareholders of the Company.

          (e) Financing. HK shall have received proceeds of financing on the terms and conditions and in the amounts described in the commitment letters (each, a "Commitment Letter") attached hereto as Exhibit A; provided, however, that if the failure to receive such financing is caused by HK's breach in any material respect of any representation, warranty, covenant or agreement made by HK and solely within the control of HK in any Commitment Letter, then in such event HK's obligation to consummate the Merger shall not be subject to the satisfaction of this condition.

          (f) No Material Adverse Effect. There shall not after the execution hereof have occurred a Material Adverse Effect on the Company, provided that (i) no event relating to the disclosures made by the Company to, or the discussions had by the Company with, HIG, HK or any of their respective affiliates prior to the date hereof with respect to matters disclosed by the Company in its press releases dated July 1, 1999 and August 12, 1999 and (ii) no suit, claim, action, or proceeding disclosed on Schedule 3.6 hereto(or any suit or action alleging facts or stating claims of a similar nature or that could otherwise be reasonably expected to arise out of or in connection with the negotiation and consummation of this transaction) shall constitute a Material Adverse Effect on the Company.

          (g)  Options.  Upon  payment of the Option  Consideration  pursuant to
Section 2.02 hereof, all Options pursuant to any existing Option Plans shall have been canceled and there shall be not other plans, programs or arrangements which obligate the Company or the Surviving Corporation to issue any equity securities or any securities with equity-like features.

          (h) Directors. All existing directors of the Company shall have tendered resignations from the Board which shall be effective as of the Effective Time.

          (i) Opinion of the Company's Counsel. HK shall have received from Proskauer Rose LLP, counsel for the Company, an opinion in form and substance satisfactory to HK, addressed to HK, dated as of the Closing Date, and HK's lenders shall have been allowed to rely thereon.

     Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of HK set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties which are qualified by "materiality," "Material Adverse Effect," or terms of similar import or effect, in which case such representations and warranties shall be true and correct in all respects), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, other than representations and warranties of HK that relate to a specific date which shall be true and correct in all respects as of such date. The Company shall have received certificates signed on behalf of HK by the President or a Vice President of HK to the effect set forth in this paragraph.

          (b) Performance of Obligations of HK. HK shall have performed the obligations required to be performed by it under this Agreement in all material respects.

          (c) Opinion of HK's Counsel. The Company shall have received from Kirkland & Ellis, counsel for HK, an opinion in form and substance satisfactory to the Company, addressed to the Company, dated as of the Closing Date.

          (d) Payment of Notes. At the Closing, the Surviving Corporation shall have paid in full the four-year 5.7% promissory notes in an aggregate principal amount of approximately $5.57 million, issued to certain shareholders in connection with the termination of the Company's S Corporation status.

          (e) No Injunction. No court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued any order, decree or ruling or taken any other action restraining, enjoining or otherwise
(i) prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) prohibiting or limiting the ownership or operation by the Company or any of its Subsidiaries of any material portion of the business or assets of the Company or any of its Subsidiaries, or to dispose of or hold separate any material portion of the business or assets of the Company or any of its Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) imposing limitations on the ability of HK (or any shareholder of HK), to acquire or hold, or exercise full rights of ownership of, any Common Shares, including, without limitation, the right to vote Common Shares on all matters properly presented to the shareholders of the Company.

                                    ARTICLE 7
                         TERMINATION; AMENDMENTS; WAIVER

     Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

          (a) by the mutual written consent of HK and the Company, by action of their respective Boards of Directors;

          (b) by HK or the Company if the Merger shall not have been consummated on or before February 15, 2000; provided, however, that neither HK nor the Company may terminate this Agreement pursuant to this Section 7.1(b) if such party shall have materially breached this Agreement;

          (c) by HK or the Company if any court of competent jurisdiction in the United States or other United States Governmental Entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to remove or lift such order, decree, ruling or other action;

          (d) by the Company if, prior to the Effective Time, any person has made a bona fide Formal Acquisition Proposal (defined in Section 8.9(a) below), or has commenced a tender or exchange offer for the Common Shares, and the Company Board or Special Committee determines in good faith that its fiduciary duties require it to accept such proposal; provided, however, that, notwithstanding anything in this Agreement to the contrary, the termination of this Agreement by the Company in compliance with this Section 7.1(d) shall not be deemed to violate any other obligations of the Company under this Agreement, and, provided further, that the Company shall have notified HK of its intent to terminate at least two business days prior to the effective date of such termination;

          (e) by HK, if the Company Board shall have (i) failed to recommend to the shareholders of the Company that they give the Company Shareholder Approval,
(ii) withdrawn or modified in a manner adverse to HK its approval or recommendation of this Agreement or the Merger, (iii) approved or recommended an Acquisition Proposal or (iv) resolved to effect any of the foregoing;

          (f) by either HK or the Company, if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof; or

          (g) by either HK or the Company, if the other party shall be in material breach of this Agreement, and such breach shall not have been cured within 20 days of receipt of written notice from the non-breaching party of such breach.

     Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the terms and conditions of the Confidentiality Agreement with respect to matters addressed by the last sentence of Section 5.2 hereof and the provisions of this Section 7.2 and Section 7.3 of this Agreement shall survive any such termination. Nothing contained in this
Section 7.2 shall relieve any party from liability for any breach of any covenant of this Agreement or any breach of warranty or misrepresentation.

     Section 7.3 Fees and Expenses.

          (a) Subject to (b) below, in the event that this Agreement is terminated pursuant to Section 7.1(g) or is terminated pursuant to Section 7.1(b) based at least in part upon a material breach of this Agreement by one of the parties hereto (while the other party is not in material breach) and such breach has not been previously waived by the non-breaching party, the breaching party shall promptly reimburse the non-breaching party for all reasonable out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to HK and its affiliates, collectively referred to as "Costs"), whether incurred prior to, on or after the date hereof (but prior to the date this Agreement is terminated), in connection with the Merger and the consummation of all transactions contemplated by this Agreement, and the financing thereof.

          (b) In the event that this Agreement is terminated pursuant to Section 7.1(d) hereof, or by HK pursuant to Section 7.1(b) hereof based upon a material breach of this Agreement by the Company, or by HK pursuant to Sections 7.1(e) or 7.1(g) hereof and prior to such termination HK has not materially breached this Agreement, the Company will, within three business days of such termination, pay to HK in cash by wire transfer in immediately available funds to an account designated by HK a payment in an amount equal to $4 million (the "Termination Fee"), and no amount will be owed to HK pursuant to clause (a) above.

          (c) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

          (d) Except as otherwise specifically provided for herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     Section 7.4 Amendment. This Agreement may be amended by the Company and HK at any time before or after any approval of this Agreement by the shareholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     Section 7.5 Extension; Waiver. At any time prior to the Effective Time, HK, on the one hand, and the Company, on the other hand, may but shall not be obligated to (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other or (iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE 8
                                  MISCELLANEOUS

     Section  8.1   Non-Survival  of   Representations   and   Warranties.   The
representations and warranties made in this Agreement shall not survive beyond the Effective Time.


     Section 8.2 Entire Agreement; Assignment.

          (a) This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

          (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that HK may assign its rights, interest and obligations to any affiliate or Subsidiary of HK without the consent of the Company, provided that no such assignment shall relieve HK of any liability for any breach by such assignee). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 8.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

          Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

                  If to HK:                  HK Merger Corp.
                                             c/o H.I.G. Capital, LLC
                                             1001 Brickell Bay Drive
                                             27th Floor
                                             Miami, FL 33137
                                             Attention:  John R. Black
                                             Rick Rosen
                                             Telecopier: (305) 379-2013

                  with a copy to:            Kirkland & Ellis
                                             200 East Randolph Drive
                                             Chicago, IL 60601
                                             Attention:  James L. Learner, P.C.
                                             Telecopier:  (312) 861-2200


                  If to the Company:         Happy Kids Inc.
                                             100 West 33rd Street
                                             Suite 1100
                                             New York, NY 10001
                                             Attention:  Jack M. Benun
                                             Telecopier:  (212) 967-1357

                  with a copy to:            Proskauer Rose LLP
                                             1585 Broadway
                                             New York, NY 10036
                                             Attention: Jeffrey A. Horwitz, Esq.
                                             Telecopier:  (212) 969-3229

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

     Section 8.5 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. HK and the Company each hereby submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York, County of New York, for the purpose of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. HK and the Company each irrevocably waive, to the fullest extent permitted by law, any objection which either of them may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     Section 8.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 8.8 Parties in Interest. Except with respect to Sections 2.2, 5.5 and 5.6 hereof (which are intended to be for the benefit of the persons identified therein, and may be enforced by such persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 8.9 Certain Definitions. As used in this Agreement:

          (a) "Formal Acquisition Proposal" means a formal written proposal from any person for the purpose of arranging an acquisition, purchase, merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving all or substantially all of the assets of the Company or a majority of the outstanding Common Shares or all or substantially all of the Common Shares held by the public shareholders or any merger, consolidation or business combination with the Company.

          (b) Other than with respect to the term "ERISA Affiliate," the term "affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

          (c) "Business" shall mean the businesses of the Company and its Subsidiaries as currently conducted;

          (d) "Intellectual Property" means (i) all patents, patent applications and patent disclosures and all inventions (whether or not patentable and whether or not reduced to practice, including but not limited to any reissues, continuations, continuations-in-part, divisions, revisions, extensions or reexaminations thereof); (ii) all trademarks, service marks, trade names, trade dress, logos, slogans, corporate names and Internet domain names and Web sites, and all the goodwill associated with each of the foregoing; (iii) all mask works and registrations and applications for registry thereof; (iv) all registered and unregistered statutory and common law copyrights; (v) all registrations, applications and renewals for any of the foregoing; (vi) all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial business and marketing plans, customer and supplier lists and related information and marketing materials and all other proprietary rights; and (vii) all other intellectual property rights;

          (e) "International Trade Laws and Regulations" means all federal, state, local and foreign statutes, executive orders, proclamations, regulations, rules, directives, decrees, ordinances and similar provisions having the force or effect of law and all judicial and administrative orders, rulings, determinations and common law concerning the importation of merchandise, the export or reexport of products, services and technology, the terms and conduct of international transactions, making or receiving international payments and the authorization to hold an ownership interest in a business located in a country other than the United States, including the Tariff Act of 1930 as amended and other laws administered by the United States Customs Service, regulations issued or enforced by the United States Customs Service, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act,
the International Traffic in Arms Regulations, any other export controls administered by an agency of the United States government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the Foreign Corrupt Practices Act, the antiboycott regulations administered by the United States Department of Commerce, the antiboycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement (NAFTA), antidumping and countervailing duty laws and regulations, laws and regulations by other countries concerning the ability of U.S. Persons to own businesses and conduct business in those countries, restrictions by other countries on holding foreign currency and repatriating funds and other laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above.

          (f) the term "Person" or "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange
Act); and

          (g) "Knowledge of the Company" or words of similar import means the actual knowledge of the following members of the Company's senior management:
Jack M. Benun, Mark J. Benun, Isaac Levy, Stuart Bender and Andrew Glasgow.

     Section 8.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]
                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                             HAPPY KIDS INC.



                                                  /s/ Jack M. Benun
                                             By: -------------------------------
                                                  Name:  Jack M. Benun
                                                  Title: President


                                             HK MERGER CORP.



                                                  /s/ Sami Mnaymneh
                                             By: ----------------------------
                                                  Name:  Sami Mnaymneh
                                                  Title: President

                                   Schedule I
                                   ----------

                                Rollover Schedule
                                -----------------


Holder of Record   Pre-Closing Shares   Non-Rollover Shares   Rollover Shares
----------------- -------------------- --------------------- -----------------
Jack M. Benun         3,293,750             2,921,727             372,023
Mark J. Benun         3,293,750             2,921,727             372,023
Isaac Levy            1,162,500             1,031,198             131,302
Total                 7,750,000             6,874,652             875,348

EXHIBIT A
                              BANKERS TRUST COMPANY
                               130 LIBERTY STREET
                            NEW YORK, NEW YORK 10006




                                                              September 13, 1999



H.I.G. Capital LLC
1001 Brickell Bay Drive
Suite 2708
Miami, FL 33131

Attention:  Sami Mnaymneh


re  Commitment Letter


Gentlemen:

         You have advised Bankers Trust Company ("BTCo") that H.I.G. Capital LLC ("HIG") is considering a recapitalization transaction (the "Acquisition") of Happy Kids Inc. (the "Company") pursuant to which HIG, certain management shareholders of the Company and other investors reasonably acceptable to us (collectively, the "Equity Investors") would own 100% (on a fully diluted basis) of the equity of the Company. We understand that (i) the purchase price for the equity of the Company will be $81,100,000 and (ii) concurrently with the consummation of the Acquisition, the Company will refinance $14,200,000 of its existing debt (the "Refinancing" and, together with the Acquisition and the incurrence of the financings described below, the "Transaction"). We also understand that the Acquisition will be structured as a one-step merger transaction pursuant to which a company newly formed by the Equity Investors would merge with and into the Company, with the Company being the surviving corporation.

         BTCo understands that the aggregate funds needed to effect the Acquisition and the Refinancing will be $95,300,000 and that the fees and expenses incurred in connection with the Transaction will be approximately $5,500,000. BTCo further understands that the funding required to effect the Acquisition and the Refinancing, to pay fees and expenses owing in connection with the Transaction and to provide working capital to the Company and its subsidiaries shall be provided solely as follows: (i) a cash equity contribution (the "Equity Financing") from the Equity Investors in the amount of $26,575,000 (of which up to $6,275,000 may be in the form of roll-over equity retained by certain existing management shareholders of the Company (the "Equity Rollover")), (ii) the issuance by the Company of subordinated notes

(the  "Subordinated  Notes")  generating  gross cash proceeds of $10,000,000 and
(iii) the incurrence by the Company of the Senior Secured Financing as defined and described below.

         BTCo understands that the senior bank financing (the "Senior Secured Financing") required by the Company to effect the foregoing transactions will consist of (i) a $60,000,000 term loan facility (the "Term Loan Facility") and
(ii) a $50,000,000 revolving credit facility (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Credit Facilities"), it being understood that approximately $10,500,000 of the Revolving Credit Facility may be utilized to effect the Acquisition and the Refinancing and to pay any fees and expenses owing in connection with the Transaction. A summary of certain of the terms and conditions of the Credit Facilities is set forth on Exhibit A hereto (the "Term Sheet").

         BTCo is pleased to confirm that (i) it commits to provide, on the terms and conditions set forth herein and in the Term Sheet, all of the Senior Secured Financing, (ii) it will act as sole Administrative Agent for a syndicate of financial institutions (the "Lenders") party to the Senior Secured Financing and
(iii) Deutsche Bank Securities Inc. ("DBSI"), an affiliate of BTCo, will act as sole Lead Arranger and sole Book Manager for the Senior Secured Financing. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Senior Secured Financing unless you and we shall so agree.

         BTCo reserves the right, prior to or after execution of the definitive credit documentation for the Senior Secured Financing, to syndicate all or part of its commitment for the Senior Secured Financing to one or more Lenders pursuant to a syndication to be managed by BTCo. BTCo shall commence syndication efforts promptly after your acceptance of this letter and you agree to actively assist BTCo in achieving a syndication that is satisfactory to BTCo. Such syndication will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of HIG, the Company and the proposed syndicate members. To assist BTCo in its syndication efforts, you hereby agree, both before and after the closing of the Senior Secured Financing, (i) to provide and cause your advisors to provide BTCo and the other syndicate members upon request with all information reasonably deemed necessary by BTCo to complete syndication, including but not limited to information and evaluations prepared by HIG and the Company or by your or their respective advisors relating to the Transaction and the other transactions contemplated hereby, (ii) to assist BTCo upon request in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Secured Financing and (iii) to make available officers of each of HIG and the Company from time to time and to attend and make presentations regarding the business and prospects of the Company and its subsidiaries at a meeting or meetings of Lenders or prospective Lenders.

         If BTCo discovers information not previously known to it which BTCo reasonably believes is materially negative information with respect to the Transaction or the condition (financial or otherwise), business, operations, assets, liabilities or prospects of the Company or any of its subsidiaries, BTCo may, in its sole discretion, suggest alternative financing amounts or structures that assure adequate protection for it or decline to provide or participate in the proposed financing.

         You hereby agree to pay all reasonable costs and expenses of BTCo and its affiliates (including the reasonable fees and expenses of White & Case LLP and other counsel to BTCo and BTCo's and its affiliates' out-of-pocket expenses) arising in connection with the preparation, execution and delivery of this letter and the definitive financing arrangements (and BTCo's and its affiliates' due diligence and syndication efforts in connection herewith), whether or not the Transaction is consummated, the Senior Secured Financing is made available or definitive credit documents are executed. In addition, you hereby agree to indemnify and hold harmless each of the Lenders (including in any event BTCo)
and each director, officer, employee, agent and affiliate thereof (each of the foregoing entities an "indemnified person") in connection with any losses, claims, damages, liabilities or other expenses to which such indemnified persons may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the Transaction or this letter or the extension of the Senior Secured Financing contemplated by this letter, or in any way arise from any use or intended use of this letter or the proceeds of the Senior Secured Financing contemplated by this letter, and you agree to reimburse each indemnified person for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such indemnified person is a party to any action or proceeding out of which such expenses arise), provided that you shall have no obligation to indemnify any indemnified person for any loss, claim, damage, expense or liability to the extent that same resulted primarily from the gross negligence or willful misconduct of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable decision). This letter is furnished for your benefit only and may not be relied upon by any other person or entity. Neither BTCo nor any of its affiliates shall be responsible or liable to you or any other person or entity for any consequential damages which may be alleged as a result of this letter or BTCo's failure to provide the Senior Secured Financing. You also hereby agree to pay to BTCo the fees set forth in the separate fee letter (the "Fee Letter") dated the date hereof with respect to the Senior Secured Financing, with such fees to be payable in accordance with the terms of the Fee Letter.

         BTCo reserves the right to employ the services of its affiliates, including DBSI, in providing the services contemplated by this letter and to allocate, in whole or in part, to such affiliates certain fees payable to BTCo in such manner as BTCo and its affiliates may agree in their sole discretion. You acknowledge that BTCo may share with any of its affiliates, and such affiliates may share with BTCo, any information relating to the Transaction or HIG, the Company and their respective subsidiaries and affiliates, including any information as to the creditworthiness of any such entities. BTCo agrees to treat, and cause any such affiliate to treat, all non-public information provided to it by you with respect to the Transaction and the Company and identified as confidential, as confidential information in accordance with customary banking industry practices.

         The provisions of the immediately preceding two paragraphs shall survive any termination of this letter.

         No amendment, waiver or modification of any provision of this letter, the Term Sheet or the Fee Letter shall be effective unless the same shall be in writing and signed by each of the parties hereto.

         BTCo shall have the right to review and approve all public announcements and filings relating to the Transaction which refer to it, any of its affiliates or any other Lender before they are made (such approval not to be unreasonably withheld).

         Except as and to the extent required by law, you are not authorized to show or circulate this letter to any other person or entity (other than (i) your legal and financial advisors in connection with your evaluation hereof and (ii) the Company and its legal and financial advisors in connection with their evaluation of your proposal for the Transaction), provided that after you have accepted this letter as provided in the immediately succeeding paragraph you may disclose a copy of this letter and the Term Sheet (but not the Fee Letter) as, and to the extent, required in any public filing made in connection with the Transaction (but otherwise subject to the immediately preceding paragraph). If this letter is not accepted by you as provided in the immediately succeeding paragraph, you are to immediately return this letter (and any copies hereof) to the undersigned. This letter may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts shall be an original, but all of which shall together constitute one and the same instrument.

         If you are in agreement with the foregoing, please sign and return to BTCo the enclosed copy of this letter, together with a copy of the Fee Letter. This offer shall terminate at 5:30 P.M., New York time, on September 17, 1999 unless a signed copy of this letter, together with a signed copy of the Fee Letter, have been delivered to BTCo (including by way of facsimile transmission) by such time.

                                      * * *

         THIS LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS LETTER AND/OR THE FEE LETTER IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS LETTER AND/OR THE FEE LETTER OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY.

                                     Very truly yours,

                                     BANKERS TRUST COMPANY



                                     By /s/ Ryan Zanin
                                        --------------------------------
                                        Name:  Ryan Zanin
                                        Title: Managing Director


Agreed to and Accepted this
_____ day of __________, 1999:


H.I.G. CAPITAL LLC



By  /s/ Sami Mnaymneh
    --------------------------
    Name:  Sami Mnaymneh
    Title: President

                                                                       Exhibit A
                                                                       ---------

                 SUMMARY OF CERTAIN TERMS AND CONDITIONS OF THE
                 ----------------------------------------------
                               CREDIT FACILITIES1
                               ------------------



I.        Description of the Credit Facilities
          ------------------------------------

A.        Term Loan Facility
          ------------------

Amount:                    $60,000,000   term  loan  facility  (the  "Term  Loan
                           Facility").

Maturity:                  The final  maturity  date for the Term Loan  Facility
                           shall  be  five   years  from  the  date  of  initial
                           borrowing  under the Senior  Secured  Financing  (the
                           "Closing  Date").  The  loans  under  the  Term  Loan
                           Facility (the "Term Loans") shall amortize in equal quarterly installments in aggregate annual amounts as follows:

                                                          Amortization
                                                          ------------
                                    Loan Year                Amount
                                    ---------                ------
                                        1                          $0
                                        2                  $6,000,000
                                        3                  $9,000,000
                                        4                 $15,000,000
                                        5                 $30,000,000
                                                          -----------
                                      Total               $60,000,000
                                                          ===========


Use of Proceeds:           The  Term  Loans  shall  be  utilized  solely  to (x)
                           finance the Acquisition and the Refinancing and (y) pay the fees and expenses incurred in connection with the Transaction.

Availability:              Term Loans may only be incurred on the Closing  Date.
                           No amount of the Term Loans once repaid may be reborrowed.

----------

1 Unless otherwise defined herein, capitalized terms used herein and defined in the Commitment Letter to which this Term Sheet is attached (the "Commitment Letter") are used herein as therein defined.

                                                                       Exhibit A
                                                                          Page 2

B.        Revolving Credit Facility
          -------------------------

Amount: $50,000,000 revolving credit facility (the "Revolving Credit Facility") with a $30,000,000 sublimit for standby and commercial letters of credit (the "Letters of Credit") to support obligations of the Borrower (as defined below) and its subsidiaries satisfactory to the Agent (as defined below).

Maturity:                  The date  occurring five years from the Closing Date,
                           with all loans made pursuant to the Revolving  Credit
                           Facility (the "Revolving Loans" and, together with the Term Loans, the "Loans") to be repaid as a bullet on such date and all Letters of Credit to terminate by such date.

Use of Proceeds:           The Revolving Loans shall be utilized for the working
                           capital  and  general   corporate   purposes  of  the
                           Borrower and its  subsidiaries,  it being  understood
                           (i) that approximately $10,500,000 of Revolving Loans may be used for the same purposes as the Term Loans and (ii) no part of the Revolving Credit Facility shall be used to finance acquisitions.

Availability:              Revolving   Loans  may  be   borrowed,   repaid   and
                           reborrowed on or after the Closing Date and prior to the maturity of the Revolving Credit Facility. The
                           Borrower's  utilization  under the  entire  Revolving
                           Credit Facility for both Revolving Loans and Letters of Credit will be subject to a borrowing base ( the "Borrowing Base") equal to the sum of (I) 85% of Eligible Receivables and (II) 50 % of Eligible
                           Inventory (in each case, to be defined in a manner satisfactory to the Agent).



II.       Terms Applicable to all of the Credit Facilities
          ------------------------------------------------

Borrower:                  The Company (the "Borrower").

Administrative
Agent:                     BTCo (the "Agent").

Lead Arranger and
Book Manager:              DBSI.

Lenders: A syndicate of lenders agented by BTCo and arranged by DBSI (the "Lenders").

Guaranties:                All amounts and obligations  under the Senior Secured
                           Financing  shall be  unconditionally  guaranteed (the
                           "Guaranty") by each of the direct

                                                                       Exhibit A
                                                                          Page 3


                           and  indirect   subsidiaries  of  the  Borrower  (the
                           "Guarantors"), subject to customary exceptions for transactions of this type.

Security:                  All amounts owing by the Borrower and the  Guarantors
                           under the Senior Secured Financing will be secured by
                           (i) a  first  priority  perfected  pledge  of (x) all
                           notes owned by the  Borrower and the  Guarantors  and
                           (y) all  capital  stock  and other  equity  interests
                           owned by the Borrower and the  Guarantors  and (ii) a
                           first  priority  perfected  security  interest in all
                           other   assets   owned  by  the   Borrower   and  the
                           Guarantors,     including,     without    limitation,
                           receivables,  securities,  inventory, equipment, real
                           estate,   leasehold   interests,   cash,   contracts,
                           contract  rights,  licenses,   patents,   copyrights,
                           trademarks and other general intangibles, subject to customary exceptions for transactions of this type.

Interest Rates:            At the  Borrower's  option,  Loans may be  maintained
                           from time to time as (x) Base Rate Loans, which shall
                           bear interest at the Base Rate (as defined  below) in
                           effect from time to time plus the  Applicable  Margin
                           (as defined below) or (y) Reserve Adjusted Eurodollar
                           Loans,  which shall bear  interest at the  Eurodollar
                           Rate (as  determined  by the Agent,  and adjusted for
                           maximum reserves) for the respective  interest period
                           plus the Applicable Margin, provided that, (A) except
                           as  provided  in  succeeding  clause  (B), no Reserve
                           --------  Adjusted  Eurodollar  Loans may be incurred
                           prior to the  earlier  of (i) the 90th day  following
                           the  Closing  Date and (ii) that date upon which BTCo
                           determines  in its sole  discretion  that the primary
                           syndication of the Senior Secured  Financing has been
                           completed and (B) prior to the earlier date set forth
                           in clause  (A)  above,  the  Borrower  may  select an
                           interest  period  of one  week  so  long  as (i)  all
                           outstanding  Reserve  Adjusted  Eurodollar  Loans are
                           subject  to the  same  interest  period  and (ii) the
                           selection  of  such  an  interest   period  will  not
                           interfere  with the  Agent's  closing of the  primary
                           syndication  of  the  Senior  Secured   Financing  as
                           determined by the Agent in its sole discretion.

                           "Base Rate" shall mean the higher of (x) the rate that BTCo announces from time to time as its prime lending rate and (y) 1/2 of 1% in excess of the overnight federal funds rate.

                           "Applicable Margin" shall mean (i) in the case of Base Rate Loans, 2.25% per annum, and (ii) in the case of Reserve Adjusted Eurodollar Loans, 3.25% per annum, subject to quarterly pricing stepdowns to be agreed based upon leverage ratios to be agreed upon.

                           Interest periods of 1, 2, 3 and 6 months shall be available in the case of Reserve Adjusted Eurodollar Loans, provided that an interest period of

                                                                       Exhibit A
                                                                          Page 4


                           one week shall be available as and to the extent provided in the third proceeding paragraph.

                           The Credit Facilities shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, funding losses, illegality and withholding taxes.

                           Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each quarter. Interest in respect of Reserve Adjusted Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of Loans and at maturity. All interest, commitment commission and other fee calculations shall be based on a 360-day year and actual days elapsed.

                           Overdue principal and, to the extent permitted by law, overdue interest and all other overdue amounts shall bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to the Base Rate Loans from time to time and (ii) the rate which is 2% in excess of the rate then borne by such borrowings. Such interest shall be payable on demand.

Commitment Fees:           1/2 of 1% per  annum  of the  unutilized  commitments
                           under the Senior Secured Financing, as in effect from time to time, commencing on the Closing Date to and including the termination of the Senior Secured
                           Financing, payable quarterly in arrears and upon the termination of the Senior Secured Financing.

Letter of
Credit Fees:               The Applicable  Margin as in effect from time to time
                           for Revolving  Loans  maintained as Reserve  Adjusted
                           Eurodollar Loans to be shared  proportionately by the
                           Lenders in accordance with their participation in the
                           respective Letter of Credit,  and a facing fee of 1/8
                           of 1% per annum (but not less than $500 per --- -----
                           annum per  Letter of Credit) to be paid to the issuer
                           of the Letter of Credit for its own account,  in each
                           case calculated on the aggregate stated amount of all
                           Letters of Credit for the stated duration thereof. In
                           addition,  the  issuer of a Letter of Credit  will be
                           paid  its   customary   administrative   charges   in
                           connection with each Letter of Credit issued by it.

Voluntary Prepayments
and Commitment
Reductions:                Permitted  in whole or in part with prior  notice but
                           without  premium or penalty,  provided  that  Reserve
                           Adjusted Eurodollar Loans that are

                                                                       Exhibit A
                                                                          Page 5

                           prepaid on any day other than the last day of an interest period applicable thereto shall be accompanied by customary breakage costs. Voluntary prepayments of Term Loans shall be applied to reduce the then remaining scheduled amortizations of the Term Loans on a pro rata basis.

Mandatory Prepayments
and Commitment
Reductions:                Mandatory  repayments  of Term  Loans  (and after all
                           Term Loans have been repaid,  mandatory reductions to
                           the commitments  under the Revolving  Credit Facility
                           except with  respect to clause  (iv) below)  shall be
                           required  in an  amount  equal to (i) 100% of the net
                           cash  proceeds  from any  issuance or  incurrence  of
                           funded   debt   by  the   Borrower   or  any  of  its
                           subsidiaries,  subject to customary  exceptions to be
                           agreed upon,  (ii) 100% of the net cash proceeds from
                           equity issuances and capital  contributions,  subject
                           to customary exceptions to be agreed upon, (iii) 100%
                           of the net  sale  proceeds  from  asset  sales by the
                           Borrower  or  any  of its  subsidiaries,  subject  to
                           customary  exceptions to be agreed upon,  (iv) 75% of
                           annual  excess  cash  flow  (to  be  defined  to  the
                           satisfaction  of BTCo) and (v) 100% of insurance  and
                           condemnation  proceeds,   with  certain  reinvestment
                           rights to be agreed upon. Mandatory repayments of the Term Loans shall be applied to reduce the then remaining scheduled amortizations of the Term Loans on pro rata basis.

                           In addition, (x) Revolving Loans shall be required to be prepaid (and Letters of Credit cash collateralized) if at any time the aggregate principal amount thereof exceeds either the total Revolving Credit Facility commitments or the Borrowing Base, in each case with such prepayment (and/or cash collateralization) to be in an amount equal to such excess and (y) unless the Required Lenders otherwise agree, all Loans shall be required to be repaid in full and all commitments in respect of the Credit Facilities shall terminate upon the occurrence of a "change of control" of the Borrower (to be defined to the satisfaction of BTCo).

Assignments and
Participations:            The Borrower may not assign its rights or obligations
                           under the Credit Facilities without the prior written
                           consent of the  Lenders.  Any Lender may assign,  and
                           may  sell   participations   in,   its   rights   and
                           obligations under the Credit Facilities,  subject (x)
                           in  the   case  of   participations,   to   customary
                           restrictions on the voting rights of the participants
                           and  (y)  in  the  case  of   assignments,   to  such
                           limitations as may be established by BTCo,  including
                           the  consent of the Agent and,  so long as no default
                           or  event  of   default   exists   under  the  Credit
                           Facilities, the consent of the

                                                                       Exhibit A
                                                                          Page 6

                           Borrower (each of which consents shall not be unreasonably withheld or delayed). The Credit Facilities shall provide for a mechanism which will allow each assignee to become a direct signatory to the Credit Facilities and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment.

Documentation:             The  Lenders'  commitments  will  be  subject  to the
                           negotiation,  execution  and  delivery of  definitive
                           financing    agreements    (and   related    security
                           documentation,  guaranties, etc.) consistent with the
                           terms of this letter,  in each case prepared by White
                           & Case LLP, counsel to the Agent, and satisfactory to
                           the Agent and the Required Lenders (including without
                           limitation    as   to    the    terms,    conditions,
                           representations,  covenants  and  events  of  default
                           contained   therein).   All  documentation  shall  be
                           governed   by   New   York   law   (except   security
                           documentation that the Agent determines should be governed by local law).

Commitment
Termination:               The  commitment of BTCo under the  Commitment  Letter
                           shall terminate on December 15, 1999 (or earlier in the event that HIG has terminated the agreement with respect to the Acquisition) unless a definitive credit agreement for the Senior Secured Financing has been executed and delivered, the Transaction has been consummated and the Closing Date has occurred on or prior to such date.

Conditions
Precedent:                 In addition to conditions precedent typical for these
                           types  of   facilities   and  any  other   conditions
                           appropriate   in  the   context   of   the   proposed
                           transaction,   the  following   conditions,   without
                           limitation, shall apply:


A.  Conditions to the Initial Loans
-----------------------------------

                           (i) The structure and all terms of, and the documentation for, the Transaction shall be reasonably satisfactory in form and substance to the Agent and the Required Lenders, and such documentation shall be in full force and effect. All conditions precedent to the consummation of the Transaction as set forth in the documentation relating thereto shall have been satisfied (including the receipt of waivers of the change of control provisions in the Borrower's and its subsidiaries' licensing agreements), and not waived except with the consent of the Agent and the Required Lenders, to the satisfaction of the Agent and the Required Lenders. The Transaction shall have been consummated in accordance with the respective documentation therefor and all applicable laws.

                                                                       Exhibit A
                                                                          Page 7

                           (ii) The Borrower shall have received gross cash proceeds from the Equity Financing of $26,575,000 (of which up to $6,275,000 may be in the form of the Equity Rollover). All terms and conditions (and the documentation) of, or relating to, the Equity Financing shall be reasonably satisfactory to the Agent and the Required Lenders.

                           (iii) The Borrower shall have received gross cash proceeds of $10,000,000 from the issuance of a like principal amount of the Subordinated Notes. The Subordinated Notes shall be unsecured. All terms and conditions (and the documentation) of, or relating to, the Subordinated Notes (including, without limitation, amortization, maturities,
                                   interest    rates,    covenants,    defaults,
                                   remedies, mandatory prepayments, offer to purchase, sinking fund provisions, limitations on cash interest payable, subordination provisions and other terms) shall be reasonably satisfactory to the Agent and the Required Lenders.

                           (iv) The Borrower shall have used all cash proceeds received by it from the financings described in clauses (ii) and (iii) above to make payments owing in connection with the Transaction before utilizing any proceeds of Loans pursuant to the Senior Secured Financing for such purpose.

                           (v) The corporate, capital and ownership structure of the Borrower and its subsidiaries shall be satisfactory to the Agent and the Required Lenders.

                           (vi) All necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Transaction and the other transactions contemplated by the Senior Secured Financing and otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon, the consummation of the Transaction or the other transactions contemplated by the Senior Secured Financing or otherwise referred to herein. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Transaction or the transactions contemplated by the Senior Secured Financing.

                           (vii) The Lenders shall have a perfected first priority security interest in all assets of the Borrower and the Guarantors as required

                                                                       Exhibit A
                                                                          Page 8

                                   above. The Guaranty shall have been executed by the Guarantors as required above.

                           (viii) Nothing shall have occurred (and neither the Agent nor any of the Lenders shall have become aware of any facts or conditions not previously known, whether as a result of their due diligence investigations or otherwise) which the Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, a material adverse effect on the rights or remedies of the Lenders or the Agent, or on the ability of the Borrower or any of its subsidiaries to perform its respective obligations to the Lenders or which has had, or could reasonably be expected to have, a material adverse effect on the Transaction or on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower or any of its subsidiaries.

                           (ix) No litigation by any entity (private or governmental) shall be pending or threatened with respect to the Transaction or the Senior Secured Financing or any documentation executed in connection therewith which the Agent or the Required Lenders in their sole discretion determine to be material, or which the Agent or the Required Lenders shall determine could reasonably be expected to have a material adverse effect on the Transaction or on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower or any of its subsidiaries.

                           (x) The Lenders shall have received legal opinions from counsel, and covering matters, reasonably acceptable to the Agent and the Required Lenders.

                           (xi) All Loans and other financing to the Borrower shall be in full compliance with all applicable requirements of the margin regulations.

                           (xii) The Lenders shall have received a solvency certificate from the chief financial officer of the Borrower, in form and substance reasonably acceptable to the Agent and the
                                   Required Lenders, setting forth the conclusions that, after giving effect to the Transaction and the incurrence of all the financings contemplated herein, each of the Borrower on a stand-alone basis, and the Borrower and its subsidiaries taken as a whole, are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection therewith, and will not be

                                                                       Exhibit A
                                                                          Page 9

                                   left with unreasonably small capital with which to engage in their businesses and will not have incurred debts beyond their ability to pay such debts as they mature.

                           (xiii) There shall have been no material adverse change to the syndication market for credit facilities similar in nature to the Senior Secured Financing contemplated herein and there shall not have occurred and be continuing a disruption of or an adverse change in financial, banking, capital or loan syndication markets that would have a material adverse effect on the syndication of the Senior Secured Financing, in each case as determined by the Agent in its sole discretion. HIG and the Borrower shall have fully cooperated in the Agent's syndication efforts, including without limitation by promptly providing the Agent with all information deemed necessary by the Agent to successfully complete the syndication.

                           (xiv) The Agent and the Required Lenders shall be satisfied with the management of the Borrower and its subsidiaries and with their employment and other compensation arrangements.

                           (xv) The Agent shall have received, and shall be satisfied with, an opening pro forma balance sheet of, and projections for, the Borrower and its subsidiaries, in each case after giving effect to the Transaction.

                           (xvi) All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Lenders or the Agent shall have been paid to the extent due.

                           (xvii) After giving effect to the Transaction and the financings incurred in connection therewith, the Borrower and its subsidiaries shall have no outstanding indebtedness or preferred stock other than (x) the Senior Secured Financing, (y) the Subordinated Notes and (z) such other indebtedness, if any, as is reasonably acceptable to the Agent and the Required Lenders.

                           (xviii) Neither the  consummation of the Transaction,
                                   nor the entering into of the Credit Facilities shall conflict with, or give rise to a default under, any material agreements of the Borrower or any of its subsidiaries. In addition, the Borrower's and its subsidiaries' factoring arrangements with CIT shall have been amended on a basis satisfactory to the Agent to provide, inter alia, (i) that CIT shall only have a lien on the receivables

                                                                       Exhibit A
                                                                         Page 10

                                   purchased by it and (ii) that the Lenders are entitled to a first priority security interest in all other assets of the Borrower and its subsidiaries as provided herein.

B.  Conditions To all Loans
---------------------------

                           Absence  of  default  or event of  default  under the
                           Credit Facilities and continued accuracy of representations and warranties in all material respects.

Covenants:                 Those typical for these types of  facilities  and any
                           additional covenants appropriate in the context of the proposed transaction. Although the covenants have not yet been specifically determined, we anticipate that the covenants shall in any event include:

                           (i)     Restrictions on other indebtedness.

                           (ii) Restrictions against mergers, consolidations and acquisitions, joint ventures, partnerships and acquisitions and dispositions of assets.

                           (iii)   Restrictions on sale-leaseback transactions.

                           (iv)    Restrictions    on   dividends    and   stock
                                   purchases.

                           (v)     Restrictions  on  voluntary   prepayments  of
                                   other debt and amendments thereto.

                           (vi) Restrictions on transactions with affiliates and formation of subsidiaries.

                           (vii)   Restrictions on investments.

                           (viii) Absence of liens, with customary exceptions to be negotiated.

                           (ix) Various financial covenants customary for a transaction of this type (including, without limitation, maximum total leverage, minimum interest coverage, minimum fixed charge coverage (including cash earn-out payments as a fixed charge), minimum EBITDA and minimum asset value ratio).

                           (x)     Restrictions on capital expenditures.

                           (xi)    Adequate insurance coverage.

                           (xii)   ERISA covenants.

                                                                       Exhibit A
                                                                         Page 11

                           (xiii) The obtaining of interest rate protection in amounts and for periods to be determined.

                           (xiv)   Restrictions   on  material   amendments   of
                                   organizational documents.

                           (xv)    Maintenance of properties.

                           (xvi)   Restrictions on changes in business.

Representations
and Warranties:            The Credit Facilities and related documentation shall
                           contain representations and warranties typical for these types of facilities, as well as any additional ones appropriate in the context of the proposed transaction.

Events of  Default:        Those typical for these types of  facilities  and any
                           additional ones appropriate in the context of the proposed transaction, including, without limitation, a default in the event of a change of control or ownership of the Borrower.

Required Lenders:          Majority

EXHIBIT A                                                    [Commitment Letter]


                            BANKERS TRUST CORPORATION
                               130 LIBERTY STREET
                               NEW YORK, NY 10006


                                                              September 16, 1999
H.I.G. Capital LLC
1001 Brickell Bay Drive
Suite 2708
Miami, Florida  33131

Attention:  Sami Mnaymneh


          Re: Happy Kids Recapitalization Financing
              -------------------------------------

Gentlemen:

          We understand that you intend to consummate a recapitalization (the "Recapitalization") of Happy Kids, Inc. (the "Company"), to be accomplished by merger of a newly formed company ("Acquisition Corp.") owned by you and/or your affiliates and other investors reasonably satisfactory to the Lender (the "Equity Investors") with and into the Company, with the Company as the surviving entity. We further understand that the cash requirements for the Recapitalization, the refinancing of approximately $14.2 million of existing debt of the Company and its subsidiaries (the "Refinancing") and related fees and expenses will be approximately $100.8 million and will be provided solely from (i) term loan facilities (the "Term Loan Facilities") of up to $60 million,
(ii) a revolving credit facility (the "Revolving Credit Facility" and, together with the Term Loan Facilities, the "Bank Financing") of up to $50 million of which it is estimated approximately $10.5 million will be drawn as of the closing date of the Recapitalization (the "Closing Date"), (iii) a common equity contribution to the Company of at least $26.575 million, $20.3 million of which will be contributed in cash by the Equity Investors and up to $6.275 million of which may be in the form of rollover equity of existing shareholders of the Company (the "Equity Financing") and (iv) up to $10 million from the issuance of senior subordinated debt of the Company. The Recapitalization, the Bank Financing, the Equity Financing, the Refinancing and the issuance of senior subordinated debt are herein collectively referred to as the "Transaction".

          You have requested that Bankers Trust Corporation (the "Lender") commit to provide to the Company funds in the amount of up to $10 million in the form of a senior subordinated loan (or note issuance) to be made available as described in Section 1 hereof (the "Senior Subordinated Financing").

          Accordingly, subject to the terms and conditions set forth or incorporated in this letter, the Lender agrees with you as follows:

          Section 1. Senior Subordinated Financing. The Lender hereby commits, subject to the terms and conditions hereof and in the Summary Term Sheet attached hereto as Exhibit A (the "Term Sheet"), to provide to the Company a senior subordinated loan (which at the option of the Lender may take the form of senior subordinated notes) in the aggregate principal amount of up to $10 million. The proceeds of the Senior Subordinated Financing shall be used, together with the proceeds of the Bank Financing and the Equity Financing, solely to finance the Recapitalization, to consummate the Refinancing and to pay fees and expenses incurred in connection with the Recapitalization. The principal terms of the Senior Subordinated Financing are summarized in the Term Sheet.

          Unless the Lender's commitment hereunder shall have been terminated pursuant to Section 6, the Lender or its affiliates shall have the exclusive right to provide the Senior Subordinated Financing or other mezzanine financing required in connection with the Transaction.

          You hereby represent and covenant that based on your review and analysis, to the best of your knowledge (a) all information other than Projections (as defined below), which has been or is hereafter made available to the Lender by you or your representatives, advisors or affiliates in connection with the transactions contemplated hereby (the "Information") has been reviewed and analyzed by you in connection with the performance of your own due diligence and is, or in the case of Information made available after the date hereof will be, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact known to you and necessary to make the statements contained therein, in the light of the circumstances under which such statements were or are made, not misleading and (b) all financial projections concerning the Company that have been or are hereafter made available to the Lender by you or your representatives, advisors or affiliates in connection with the transactions contemplated hereby (the

"Projections") have been or, in the case of Projections made available after the date hereof, will be prepared in good faith based upon reasonable assumptions (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control and that no assurance can be given that such Projections will be realized). You agree to supplement the Information and the Projections from time to time until the termination of the Lender's commitment hereunder so that the representation and warranty made in the preceding sentence is correct as of such date. In arranging and syndicating the Senior Subordinated Financing, the Lender will be using and relying on the Information and the Projections without independent verification thereof. The representations and covenants contained in this paragraph shall remain effective until a definitive financing agreement is executed and thereafter the disclosure representations contained herein shall be terminated and of no further force and effect.

          Section 2. Financing Documentation. The making of the Senior Subordinated Financing will be governed by definitive loan (or an indenture or note agreement in the case of a note financing) and related agreements and documentation (collectively, the "Financing Documentation") in form and substance reasonably satisfactory to the Lender. The Financing Documentation shall be prepared by Cahill Gordon & Reindel, special counsel to the Lender. The Financing Documentation shall contain such covenants, terms and conditions as are consistent with this letter and the Term Sheet and such other covenants, terms, conditions, representations, warranties, events of default and remedies provisions as shall be satisfactory to the Lender and you and which are typical for mezzanine financings.

          Section 3. Conditions. The obligation of the Lender under Section 1 of this letter to provide the Senior Subordinated Financing is subject to fulfillment of the following conditions:

          (a) Acquisition Agreement. The Company and Acquisition Corp. shall have entered into a merger agreement or other acquisition agreement (the "Acquisition Agreement") on terms and in form and substance reasonably satisfactory to the Lender. The Acquisition Agreement shall not have been amended in any material respect without the Lender's consent, which consent shall not be unreasonably withheld. All conditions precedent to the Recapitalization contained in the Acquisition Agreement shall have been performed or complied with substantially on the terms set forth therein and not waived without the Lender's consent, which consent shall not be unreasonably withheld, and the Recapitalization shall have been consummated simultaneously with the making of the Senior Subordinated Financing.

          (b) Financing Documentation. The Company and the Lender shall have entered into the Financing Documentation relating to the Senior Subordinated Financing and the transactions contemplated thereby, on terms and in form and substance reasonably satisfactory to the Lender.

          (c) Bank Financing. The Company shall have entered into definitive documentation on terms and in form and substance reasonably satisfactory to the Lender with respect to the Bank Financing (collectively with all documents and instruments related thereto or delivered in connection therewith, the "Bank Documents") with a commercial lender or lenders or a syndicate of commercial lenders in form and substance reasonably satisfactory to the Lender. The Bank Documents shall be in full force and effect and the parties thereto shall be in compliance with all material agreements thereunder.

          (d) Equity Financing. On or prior to the Closing Date, the Company shall have received cash proceeds of not less than $26.575 million from the Equity Financing (up to $6.275 million of which may be in the form of rollover equity). The terms of the Equity Financing shall be reasonably satisfactory to the Lender.

          (e) No Adverse Change or Development, Etc. (i) Nothing shall have occurred since December 31, 1998 (and the Lender shall have become aware of no facts or conditions not previously known to the Lender) which the Lender shall, in its reasonable discretion, determine could have a material adverse effect on the rights or remedies of the Lender, or on the ability of the Company to perform its obligations to the Lender or which could have a materially adverse effect on the business, property, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company (a "Material Adverse Effect"); (ii) trading in securities generally on the New York or American Stock Exchange shall not have been suspended and minimum or maximum prices shall not have been established on any such exchange; (iii) a banking moratorium shall not have been declared by New York or United States authorities; and (iv) there shall not have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the general financial markets of the United States which, in each case, in the reasonable judgment of the Lender would have a material adverse effect on the ability to syndicate loans or sell or place securities, as the case may be, such as the Senior Subordinated Financing.

          (f) Capital Structure. The pro forma consolidated capital structure of the Company, after giving effect to the Recapitalization, shall be consistent with the capital structure contemplated herein, and other than the Senior Subordinated Financing, the Bank Financing and other indebtedness reasonably satisfactory to the Lender, the Company, after giving effect to, and upon consummation of, the Recapitalization, shall have no outstanding indebtedness for money borrowed.

          (g) Opinions. As of the Closing Date, the Lender shall have received legal and other opinions (including all reports and certificates as to solvency received by the lenders under the Bank Financing) from persons, and covering matters, reasonably acceptable to the Lender.

          (h) Litigation. There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental or regulatory agency or authority that could reasonably be expected to have a Material Adverse Effect.

          Section 4. Indemnification and Contribution. You, together with certain of your affiliates, agree to indemnify the Lender and its affiliates and each person in control of the Lender and its affiliates and the respective officers, directors, employees, agents and representatives of the Lender and its affiliates and control persons, as provided in the Indemnity Letter dated the date hereof (the "Indemnity Letter") and attached hereto.

          Section 5. Expenses. In addition to any fees that may be payable to the Lender hereunder and regardless of whether any of the transactions contemplated by this letter are consummated, if this letter agreement is terminated, the Senior Subordinated Financing is made available or the Financing Documentation is executed and delivered, you hereby agree to reimburse the Lender upon demand for all reasonable fees and dis-bursements of legal counsel, including but not limited to the reasonable fees and disbursements of Cahill Gordon & Reindel, the Lender's special counsel, and all of the Lender's travel and other reasonable and documented out-of-pocket expenses incurred in connection with the Transaction or otherwise arising out of the Lender's commitment hereunder; provided that if Lender fails to fulfill its obligations hereunder, no such fees or expenses shall be payable to the Lender.

          Section 6. Termination. The Lender's commitment hereunder to provide the Senior Subordinated Loan shall terminate, unless expressly agreed to by the Lender in its sole discretion to be extended to another date, on the earlier of
(A) December 15, 1999 if the Senior Subordinated Financing has not been funded (other than as a result of failure of the Lender to fulfill its obligations hereunder), and (B) the termination of the Acquisition Agreement in accordance with its terms. No such termination of such commitment shall affect your obligations under Sections 4 and 5 hereof or this Section 6, which shall survive any such termination.

          Section 7. Assignment. This letter shall not be assignable by any party hereto without the prior written consent of the other parties (other than, in the case of the Lender, to an affiliate of the Lender, it being understood that any such affiliate shall be subject to the restrictions set forth in this
Section 7); provided, however, that the Lender shall have the right, in its sole discretion, to syndicate the Senior Subordinated Financing among banks or other financial institutions pursuant to the Financing Documentation or otherwise and to sell, transfer or assign all or any portion of, or interests or participations in, the Senior Subordinated Financing and any notes issued in connection therewith. You agree to use your reasonable best efforts, whether prior to or after the funding date of the Senior Subordinated Financing, to assist the Lender in syndicating the Senior Subordinated Financing or its commitment with respect thereto, including, without limitation, in connection with (x) the preparation of an information package regarding the Transaction, including the Information and the Projections described in Section 1 hereof, and
(y) meetings and other communications with prospective Lenders, including making senior management of the Company and other representatives of the Company available (at mutually agreeable times) to participate in such meetings.

            Section 8. Miscellaneous. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES GOVERNING

CONFLICTS OF LAWS, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER OR ANY MATTERS CONTEMPLATED HEREBY. This letter (including the provisions of the Indemnity Letter and the Fee Letter dated the date hereof specifically incorporated herein) embodies the entire agreement and understanding between you and the Lender and supersedes all prior agreements and understandings relating to the subject matter hereof. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

          The Lender reserves the right to employ the services of its affiliates in providing services contemplated by this letter and to allocate, in whole or in part, to its affiliates certain fees payable to the Lender in such manner as the Lender and its affiliates may agree in their discretion. You acknowledge that the Lender may share with any of its affiliates, and such affiliates may share with the Lender (in each case, subject to any confidentiality agreements applicable thereto), any information related to you or your affiliates and the Company (including information relating to creditworthiness) or the Transaction.

          If you are in agreement with the foregoing, please sign and return to the Lender to Bankers Trust Corporation at 130 Liberty Street, New York, New York 10006 the enclosed copy of this letter no later than 5:00 p.m., New York time, on September 17, 1999, whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you on or prior to that time.


                                        Very truly yours,

                                        BANKERS TRUST CORPORATION



                                        By: /s/ W.W. Archer
                                            ------------------------------------
                                            Name:  W.W. Archer
                                            Title: Managing Director


Accepted and Agreed to as of
the date first above written:

H.I.G. CAPITAL LLC



By: /s/ Sami Mnaymneh
    ------------------------------------
    Name:  Sami Mnaymneh
    Title: President

                                                                EXHIBIT A

                              Summary Term Sheet1


Borrower:                        Happy Kids, Inc. (the "Borrower").

Guarantors:                      All obligations of the Borrower under the
                                 Senior Subordinated Financing shall be
                                 unconditionally guaranteed on a senior
                                 subordinated basis by each of the Borrower's subsidiaries that guarantees the Bank Financing
                                 (the "Guarantors").

Lender:                          Bankers Trust Corporation.

Amount:                          $10 million senior subordinated loan or
                                 note issuance (the "Senior Subordinated
                                 Financing").

Maturity:                        The commitment shall automatically expire
                                 on December 15, 1999 if no portion of the Senior Subordinated Financing has been funded (other than as a result of failure of the Lender to fulfill its obligations hereunder). Any outstanding amount under the Senior Subordinated Financing will be required to be repaid in full on the earlier of (a) a change of control of the Borrower (to be defined) or (b) nine years from the Closing Date.

Commitment and                   As provided in the Fee Letter from
  Funding Fees:                  the Lenders to you dated the date hereof
                                 (the "Fee Letter").

Investor Fee:                    As provided in the Fee Letter.

----------------------------
1 Capitalized terms used herein and not defined herein shall have the meanings provided in the commitment letter to which this summary term sheet is attached.

Use of Proceeds:                 To fund in part the Transaction and to pay
                                 related fees and expenses.

Interest Rate:                   As provided in the Fee Letter.

Ranking: The obligations of the Borrower and the Guarantors under the Senior Subordinated Financing will be senior subordinated obligations of the Borrower and the Guarantors and will rank (i) junior in right of payment to all senior indebtedness of the Borrower or such Guarantor, as the case may be, (ii) pari passu with all other senior subordinated indebtedness of the Borrower or such Guarantor, as the case may be, and (iii) senior to any subordinated indebtedness of the Borrower or such Guarantor, as the case may be.

Optional Redemption:             As provided in the Fee Letter.

Mandatory Redemption:            None.

Participation/Assign-            The Lender may participate out or
  ment or Syndication:           sell or assign, or syndicate to other
                                 lenders or financial institutions, the Senior
                                 Subordinated Financing, in whole or in part, at any time, subject to compliance with applicable securities laws.

Covenants:                       The Financing Documentation will contain
                                 customary affirmative and negative
                                 covenants for mezzanine financings (with customary carve-outs and exceptions), including without limitation, restrictions on the ability of the Borrower and its Subsidiaries to incur additional indebtedness and to incur indebtedness which is subordinated to senior indebtedness and senior to the Senior
                                 Subordinated Financing, pay dividends and make certain other restricted payments and investments, impose restrictions on the ability of the Borrower's subsidiaries to pay dividends or make certain other payments to the Borrower, create liens, enter into transactions with affiliates, consummate certain asset sales, and merge, consolidate or transfer all or substantially all of their assets, and also including a minimum interest coverage ratio maintenance test.

Representations and              Customary for transactions of this
  Warranties:                    type.

Conditions Precedent:            Customary for transactions of this type as
                                 set forth in Section 3 of the commitment letter.

Events of Default:               Customary for transactions of this type,
                                 including, without limitation, payment
                                 defaults, covenant defaults, bankruptcy
                                 and insolvency, judgments,
                                 cross-acceleration of and failure to pay at final maturity other indebtedness aggregating $5 million or more and foreclosure under the Bank Financing, subject to, in certain cases, notice and grace provisions.

Equity Participation:            As provided in the Fee Letter.

Visitation Rights:               The Lender will be entitled to board
                                 visitation rights as are mutually agreed upon.


Governing Law and Forum:         The State of New York.

Indemnification and              Customary for transactions of this
  Expense Reimbursement:         type.